EXHIBIT 10.1

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

LICENSE AGREEMENT

          THIS LICENSE AGREEMENT (this “Agreement”) is entered into this 6th day of September, 2011 (the “Effective Date”), by and among Medtronic, Inc., a Minnesota corporation (“Medtronic”), Medtronic VidaMed, Inc., a Delaware corporation and wholly-owned subsidiary of Medtronic (“VidaMed”) and Urologix, Inc., a Minnesota corporation (“Urologix”). Medtronic, VidaMed and Urologix may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

          WHEREAS, Medtronic, together with VidaMed, owns certain Patents, Trademarks and Other Intellectual Property, as well as Licensed-In Intellectual Property Rights and Other Medtronic Business Intellectual Property (all as defined below) in connection with the operation of the business of manufacturing, marketing and distribution of Medtronic’s minimally-invasive radio-frequency treatment for symptomatic benign prostatic hyperplasia (“BPH”) (the “Prostiva® RF Therapy System”); and

          WHEREAS, Medtronic, on behalf of itself and its Affiliates, desires to grant to Urologix a worldwide license under the Patents, Trademarks, Other Intellectual Property and Other Medtronic Business Intellectual Property for Urologix to manufacture, market and distribute the Prostiva products in the Field of Use (as defined below), and Urologix desires such license; and

          WHEREAS, Medtronic, on behalf of itself and its Affiliates, also desires to grant to Urologix a worldwide sublicense of its rights in the Licensed-In Intellectual Property Rights to manufacture, market and distribute the Prostiva products in the Field of Use, and Urologix desires such sublicense, on terms set forth in the sublicense agreements that the parties are simultaneously entering into as of the Effective Date (each a “Sublicense” and collectively the “Sublicenses”); and

          WHEREAS, to facilitate the transition of the Prostiva Business to Urologix and the potential acquisition of VidaMed by Urologix, the parties are simultaneously entering into a Transition Services and Supply Agreement, an Asset Purchase Agreement and an Acquisition Option Agreement all of even date herewith.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1
Definitions

          Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:

          1.1          “Acquisition Option Agreement” has the meaning assigned in Section 4.1.

          1.2          “Affiliate” means any business entity that directly or indirectly controls, is controlled by, or is under common control with a Party. For the purpose of this definition, “control” shall mean (i) ownership of at least 50% of the voting power of the business entity, (ii) the possession of the power to direct the management, business decisions and policies of such entity through the ownership of securities, but in no event shall the foregoing be true where a Party owns 20% or less of the voting power of a business entity, or (iii) the possession of the power to direct the management, business decisions and policies of such entity by contract or written agreement.

          1.3          “Asset Purchase Agreement” has the meaning assigned in Section 4.3.

          1.4          “Confidential Information” shall mean all trade secrets or confidential or proprietary information, of or in the possession of a Party (including all Affiliates), whether disclosed to another Party in writing, orally, or electronically. Confidential Information may include, but is not limited to, any and all accounting and financial information, know-how, proprietary information regarding patents, products, services, patients (to the extent permitted by law), collections, pricing strategies, methods (including business methods), production volumes, sales, costs, suppliers, internal operating procedures, cost estimations, processes, marketing, inventions, whether disclosed orally or in the form of documents, drawings, schematics, layouts, samples, software, prototypes, or information stored in electronic medium or other forms. “Confidential Information” does not include information that: (i) is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the recipient party; (ii) is known to the recipient party prior to receipt thereof under this Agreement from its own independent sources as evidenced by the recipient party’s records, (iii) is received by the recipient party from a third party without breach of a duty to the disclosing party and without any obligation of confidentiality; (iv) is independently developed by the recipient party without use of, or resort to, Confidential Information of the disclosing party; or (v) is required to be disclosed pursuant to law.

          1.5          “Contract Year” means, (a) in the case of the first Contract Year, the period commencing on the Effective Date and ending twelve months thereafter, and (b) in the case of each subsequent Contract Year, the period of 12 months commencing on the day following the end of the immediately preceding Contract Year during the Term.

          1.6          “Control” or “Controlled by” means, in the context of a covenant regarding, license to or ownership of intellectual property, the ability on the part of a Party to grant a covenant regarding, access to, or a license of such intellectual property as provided for herein without violating the terms of any agreement or other arrangement with any third party existing at the time such Party would be required hereunder to grant such covenant, access or license.

          1.7          “Covenant Field” means the use solely in RF (radio frequency) treatment of BPH.

          1.8          “Current Product” or “Current Products” means the therapy delivery system or the components thereof, including the generator, footswitch, and the disposable and telescope, as described on Exhibit E and commercialized by Medtronic under the Prostiva® trademark as of the Effective Date or the date of the Regulatory Transfer to Urologix, together with any Improvements that do not result in a change to the system’s (or a component of the system’s) intended use, indication, control mechanism, operating principle, or energy type. For clarity, Current Product and Current Products do not include New Indication Products, RF Improved Products, or Wet Electrode Products.

          1.9          “Earned Royalties” has the meaning set forth in Section 3.2.

          1.10          “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

          1.11          “Field of Use” means RF (radio frequency) treatment of the prostate, including, without limitation, the treatment of BPH.

          1.12          “Improvements” means any upgrade, update, improvement, enhancement, or modification of a Product.

          1.13          “In-Office” means any facility at which the required procedure is performed and for which an overnight hospital stay would normally not be required, including, without limitation, a physician’s office, an ambulatory surgical center (ASC), outpatient or same day surgery center or mobile treatment facility.

          1.14          “License Fee” has the meaning set forth in Section 3.1.

          1.15           “Licensed-In Agreements” means the license agreements listed on Exhibit D.

          1.16          “Licensed-In Intellectual Property Rights” means the intellectual property rights licensed to Medtronic or its Affiliates as of the Effective Date under the license agreements listed on Exhibit D and sublicensed to Urologix under the Sublicenses.

          1.17          “Medtronic Covenant Patents” means the patents and patent applications Controlled by Medtronic as of the Effective Date, and those Controlled as of the Effective Date by Medtronic’s Affiliates (solely as defined in Section 1.2(i)) who were Affiliates as of June 30, 2011, and any patents that issue anywhere in the world from such patent applications, and any and all divisional, continuation, continuation-in-part (solely to the extent the claims are supported without reliance on new matter), reissue, re-examination and extension applications of any of the foregoing and any patents issuing thereon, but excluding Patents.

          1.18          “Medtronic Bovie Generator Intellectual Property” means the intellectual property (other than any patents) Owned and Controlled by Medtronic that was developed by Bovie Medical Corporation (“Bovie”) pursuant to that certain Development and Supply Agreement between Medtronic and Bovie having an effective date of September 15, 2003, as amended (“Bovie Agreement”), relating to the Generator or Generators (as those terms are defined in the Bovie Agreement), except software and firmware, including the source code of the FPGA employed in manufacturing the Generator or components thereof, described in Section II.5.D(2) of the Bovie Agreement (such software and firmware hereinafter “Bovie SW/FW Manufacturing

IP”). For clarity, Medtronic Bovie Generator Intellectual Property includes the Medtronic Prostiva Generator Intellectual Property.

          1.19          “Medtronic Prostiva Generator Intellectual Property” means the Medtronic Bovie Generator Intellectual Property as used in the manufacture, use, and sale of the Prostiva Generator.

          1.20          “Net Sales” means the total gross revenues earned or accrued by Urologix (determined in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied) from the sale of Products in the applicable country by Urologix or any of its Affiliates or any of their respective sublicensees (other than distributors) to a third party, including without limitation, to distributors, less only the sum of the following (as applicable): (a) all trade and quantity discounts, product returns, credits issued for any recalled product or product subject to field action, and rebates allowed and taken by customers; (b) excise, sales, use, tariffs, duties, import and export fees, and equivalent taxes directly imposed and with reference to particular sales; (c) shipping, freight, transportation, storage and insurance charges, and (d) to the extent the Products included in Net Sales, only during the two years following the Effective Date, consist of generators or telescopes that were invoiced to end users or unrelated third parties at Urologix cost or below Urologix cost, the cost to Urologix of such items. “Net Sales” excludes any Products shipped by Urologix in replacement or exchange for Products sold by Medtronic prior to the Effective Date. In the event that a Product is sold in combination as a single product with another product or component, Net Sales from such sales for purposes of calculating the Earned Royalty amounts due under Section 3.2 below shall calculated by multiplying the Net Sales of that combination by the fraction A/(A + B), where A is the gross selling price of the Product sold separately and B is the gross selling price of the other product or component.

          1.21          “New Indication Products” means Current Products that receive regulatory approval for a new indication in the Field of Use, and any Improvements to such New Indication Products.

          1.22          “Other Intellectual Property” means the intellectual property Owned and Controlled by Medtronic or VidaMed as of the Effective Date, other than any patents, as set forth on Exhibit C.

          1.23          “Other Medtronic Business Intellectual Property” means the intellectual property Owned and Controlled by Medtronic or its Affiliates as of the Effective Date, other than any patents, as set forth on Exhibit G.

          1.24          “Owned and Controlled” means, with respect to an intellectual property right, that a party owns a particular right and has the current right to grant a covenant regarding, access to, or a license to such intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any third party existing at the time such Party would be required hereunder to grant such covenant, access or license.

          1.25          “Patents” means the rights in (a) the patents set forth on Exhibit A, (b) the patent applications set forth on Exhibit A and all patents that issue anywhere in the world from those patent applications, and (c) any and all division, continuation, reissue, re-examination, and extension applications of any of (a) and (b) above and any patents issuing thereon.

          1.26          “Person” or “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

          1.27          “Products” means the Current Products, New Indication Products, RF Improved Products, and Wet Electrode Products.

          1.28          “Prostiva® Business” means the operation of the business of manufacturing, marketing and distribution of the Prostiva® RF Therapy System by Medtronic and VidaMed as of the Effective Date.

          1.29          “Prostiva Generator” means the generator, identified as the Model 8930 Radio Frequency Generator, supplied to Medtronic by Bovie, as of the Effective Date.

          1.30          “Regulatory Approval” means any and all approvals, licenses, regulations or authorizations by an applicable government regulatory authority involved in granting approvals for the development, manufacturing, commercialization, reimbursement or pricing of a Product, including without limitation, the FDA, that are necessary for the commercial sale of a Product in a country in the Territory.

          1.31          “Related Agreements” means the Acquisition Option Agreement, the Asset Purchase Agreement, Sublicenses and the Transition Services Agreement and Supply Agreement, together with the exhibits, schedules, and appendices to each such agreement.

          1.32          “RF Improved Products” means Current Products that are Improved for use in the Covenant Field in a way that results in a change to the Current Product’s intended use, indication, control mechanism, operating principle, or energy type.

          1.33          “Transition Services and Supply Agreement” or “TSSA” has the meaning set forth in Section 4.2.

          1.34          “Term” has the meaning set forth in Section 6.1.

          1.35          “Territory” means worldwide.

          1.36          “Trademarks” means the trademark rights in the registered trademarks and pending trademark applications owned by Medtronic or its Affiliates set forth on Exhibit B.

          1.37          “Wet Electrode Products” means the therapy delivery system or the components thereof, including the generator, footswitch, and the disposable and telescope, as described on Exhibit E and commercialized by Medtronic under the Prostiva® trademark as of date of the Regulatory Transfer to Urologix that subsequently are Improved to incorporate wet electrode technology for use in the Covenant Field, as contemplated by Medtronic or VidaMed prior to the Effective Date and described on Exhibit H (“Wet Electrode Platform Improvement”)

          1.38          “ZoMed License” means that Cross License Agreement between VidaMed and ZoMed International, Inc. having an effective date of August 2, 1994, a copy of which has been provided to Urologix.

Section 2
Licenses

          2.1          License Grants.

                         2.1.1     (a) Subject to the terms and conditions of this Agreement, Medtronic, on behalf of itself and its Affiliates, hereby grants to Urologix for the Term a worldwide license under Patents, Trademarks, and Other Intellectual Property to make, have made, develop, use, import, export, distribute, market, promote, offer for sale and sell Products solely in the Field of Use, to practice methods covered by the Patents solely in the Field of Use, and to otherwise exploit the Patents solely in the Field of Use. The license granted to Urologix in this Section 2.1.1(a) shall be exclusive except to the extent rights have been granted under the Patents, Trademarks or Other Intellectual Property under the ZoMed License or as noted on Exhibit A.

                                     (b) Subject to the terms and conditions of this Agreement, Medtronic, on behalf of itself and its Affiliates, hereby grants to Urologix for the Term a non-exclusive (except as to the Medtronic Prostiva Generator Intellectual Property, which shall be exclusive) worldwide license under the Other Medtronic Business Intellectual Property to make, have made, develop, use, import, export, distribute, market, promote, offer for sale and sell the Products solely in the Field of Use (provided that such license shall be perpetual following Urologix’s exercise of its rights under the Acquisition Option Agreement).

                                     (c) Subject to the terms and conditions of this Agreement, Medtronic on behalf of itself and its Affiliates hereby grants to Urologix and its Affiliates an exclusive right to use in the Field of Use the documents or other tangible embodiments of the Other Intellectual Property, an exclusive right to use the Assets in the Field of Use (as that term is defined in the Asset Purchase Agreement), and an exclusive worldwide right to use in the Field of Use the documents or other tangible embodiments of the Other Medtronic Business Intellectual Property, in each case as to those documents or other tangible embodiments that are delivered to Urologix pursuant to the TSSA during the Term (provided that Urologix shall not use any Personal Data, as defined in Exhibit C).

                                     (d) Contemporaneously with this Agreement, Medtronic grants to Urologix those sublicense rights set forth in the Sublicense Agreements on the terms set forth therein.

                       2.1.2      Urologix acknowledges the Patents, Trademarks, and Other Intellectual Property are subject to the ZoMed License Agreement and other third party rights noted on Exhibits A or C, respectively. Urologix further acknowledges that all of the Licensed-In Intellectual Property is subject to the terms of the Licensed-In Agreements. Notwithstanding anything else in this Agreement, Urologix agrees that the rights granted to Urologix under this Agreement and the Sublicenses are expressly subject to any limitations, conditions or restrictions imposed by the Licensed-In Agreements, and furthermore, do not include any rights that are licensed or reserved to any party under the terms of the Licensed-In Agreements and are otherwise subject to those agreements to the extent such rights to Urologix would be in contravention of those agreements.

          2.2          Sublicensing and Distribution. Subject to Section 2.1.2, Urologix shall have the right to sublicense its rights under Section 2.1.1(a) to which Medtronic or its Affiliates have the right to grant sublicenses as provided in the Licensed-In Agreements, and to enter into distribution, OEM and other relations with third parties with respect to Products in the Field of Use, provided that (i) such sublicense or other agreement with a sublicensee or third party (“Other Agreement”) shall obligate such sublicensee or third party to assume and abide by all duties, obligations and restrictions provided under this Agreement; and (ii) any such sublicense or third party relationship granted by Urologix shall terminate automatically upon the termination of this Agreement, other than a termination in connection with the Acquisition Closing under the Acquisition Option Agreement in which case such sublicenses and third party relationships will survive termination of this Agreement.

          2.3          Restrictive Covenants.

          2.3.1          During the Term, and if there is an Acquisition Closing described in the Acquisition Option Agreement, then for a period ending two years after the Acquisition Closing, Medtronic and its Affiliates, other than Salient Technologies and PEAK Surgical (the “Excluded Affiliates”), shall not directly or indirectly sell, market or manufacture for sale in the Territory any product, system or treatment with labeling that covers transurethral treatment of BPH performed In-Office (“Competing Products”). Notwithstanding the foregoing, (a) should either Excluded Affiliates acquire any other Affiliate (“After Acquired Affiliate”) the restrictions herein (as well as the exceptions in 2.3.2) shall apply to such After Acquired Affiliate; and (b) should either Excluded Affiliates acquire assets that another Person was using to derive revenues from a Competing Product (“After Acquired Assets”), the restrictions herein (as well as the exceptions in 2.3.2) shall apply to each Excluded Affiliate with respect to the After Acquired Assets.

          2.3.2          Notwithstanding the foregoing, the restrictions in Section 2.3.1 shall not apply with respect to the sale, marketing or manufacture of a Competing Product acquired by Medtronic or any Affiliate, including with respect to an After Acquired Affiliate of an Excluded Affiliate and each Excluded Affiliate acquiring After Acquired Assets, as a result of the consummation of (a) the acquisition of an entity by Medtronic, an Affiliate, or an Excluded Affiliate after the Effective Date, if less than twenty (20%) of the annual revenues of such entity arose from sales of Competing Products in the fiscal year immediately preceding the acquisition of such entity; or (b) the acquisition of assets by Medtronic, an Affiliate, or an Excluded Affiliate after the Effective Date, if less than twenty (20%) of the annual revenues derived from such acquired assets arose from sales of Competing Products in the fiscal year immediately preceding the acquisition of such assets. For clarity, the exception set forth in this Section 2.3.2 shall apply to a Competing Product whether or not it has been commercially released, provided that it in development on the effective date of the acquisition.

          2.3.3     For purposes of this Section 2.3.3, the term “Affiliates” shall have only the definition set forth in Section 1.2(i) of this Agreement.

(a)

In addition, Medtronic, on behalf of itself and each of its Affiliates who were Affiliates as of June 30, 2011 (but only for so long as such Affiliates remain Affiliates of Medtronic), hereby covenants it will not bring a lawsuit or cause of action against, or directly or indirectly challenge, or otherwise voluntarily assist a third party in any way to challenge, Urologix or any of its Affiliates, in any venue or in any manner, based on patent infringement, or any other patent claims of any kind or nature arising from any Covenant Patent, relating to any making, having made, selling, offering to sell, using, or importing of (i) Current Products in the Field of Use, including for this purpose New Indication Products but not Improvements to such New Indication Products, (ii) RF Improved Products in the Covenant Field, and (iii) Wet Electrode Products in the Covenant Field.

(b)

In addition, Medtronic, on behalf of itself and each of its Affiliates, including Affiliates acquired by Medtronic after June 30, 2011 (but only for so long as such Affiliates remain Affiliates of Medtronic) hereby covenants it will not bring a lawsuit or cause of action against, or directly or indirectly challenge, or otherwise voluntarily assist a third party in any way to challenge, Urologix or any of its Affiliates, in any venue or in any manner, based on patent infringement, or any other patent claims of any kind or nature arising from any patent Controlled by Medtronic or an Affiliate (other than the “Patents” as defined herein) relating to any making, having made, selling, offering to sell, using, or importing of therapy delivery system or the components thereof, including the generator, footswitch, and the disposable and telescope, as described on Exhibit E and commercialized by Medtronic under the Prostiva® trademark before and as of date of the Regulatory Transfer to Urologix, in the Covenant Field.

(c)

The covenants granted in this Section 2.3.3 shall last in perpetuity; provided, however, that these covenants shall automatically terminate on the date that this License Agreement expires or is terminated prior to Urologix having exercised its rights under the Acquisition Option Agreement. It is agreed and acknowledged that a mandatory response to any judicial process, including, for example, subpoenas, does not constitute a “challenge” or voluntary third party assistance hereunder.

(d)

In the event of a Change of Control of Urologix, the covenants granted in Section 2.3.3(a) above shall automatically, as of the effective date of such Change in Control, be limited in scope to (i) the Current Products for their then-current indications in the Field of Use, including for this purpose New Indication Products but not Improvements to such New Indication

Products in the Field of Use, (ii) the specific versions of the Wet Electrode Products that were commercially released as of the effective date of such Change of Control in the Covenant Field; and (iii) the specific versions of the RF Improved Products that were commercially released as of the effective date of such Change of Control in the Covenant Field.

(e)	Unless otherwise licensed under this License Agreement, the Covenant of this Section 2.3.3 shall not be deemed to be a license of any intellectual property rights.

          2.4          Urologix Efforts. Upon transfer or receipt of any required Regulatory Approval, Urologix shall use commercially reasonable efforts which are commensurate with those efforts used by Urologix to manufacture, promote and sell its own products of similar nature, to manufacture, promote and sell the Products in the Field of Use in those countries of the Territory designated on Exhibit F.

          2.5          No Additional Rights. Except as otherwise expressly provided in this Agreement or the Related Agreements, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest, license in or other right to any technology, know-how, patents, patent applications, products, materials or other intellectual property of the other Party, including, but not limited to, items owned, Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing.

          2.6          Goodwill; Ownership of Trademarks.

                          2.6.1   Urologix acknowledges that the Trademarks have been used in commerce and extensively advertised and promoted by various means; they are well known and recognized and have gained a high reputation with the general public, which high reputation and goodwill has been and continues to be a unique benefit to Medtronic. Urologix recognizes the value of the goodwill associated with the Trademarks and acknowledges that, as between Urologix and Medtronic, the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to Medtronic.

                         2.6.2   Urologix agrees to cooperate fully and in good faith with Medtronic for the purpose of securing and preserving Medtronic’s rights in and to the Trademarks. If any of the Trademarks shall not be registered in all applicable class of goods or services in the Patent and Trademark Office or other applicable foreign trademark office, Urologix acknowledges that Medtronic may register the Trademarks for the Products in its own name, and that Urologix’s use thereof shall inure to the benefit of Medtronic for such purposes and all other purposes. Urologix shall cooperate with Medtronic in any such registration or application. Urologix agrees that without the prior consent of Medtronic, it will not, for its benefit, directly or indirectly, register or apply for registration of the Trademarks or any mark which is, in Medtronic’s reasonable opinion, the same as or confusingly similar to the Trademarks.

                         2.6.3     Urologix agrees that all usage of the Trademarks will include proper markings as may be specified by Medtronic from time to time so as to indicate Medtronic’s trademark rights. Where the Trademarks of Medtronic appear in connection with the Products, there shall be displayed an “®” adjacent to the mark for registered marks or a “tm” for unregistered marks (or registered marks when used in a manner not covered by registration) as indicated from time to time by Medtronic.

          2.7          Quality.

                         2.7.1     Urologix acknowledges that if its use of the Trademarks fails to meet or exceed the reasonable quality standards set by Medtronic, or otherwise are not consistent with Medtronic’s image and reputation for overall high quality products and service, then the substantial goodwill which Medtronic has built up and now possesses in the Trademarks would be impaired. Accordingly, it is an essential condition of this license and Urologix hereby covenants and agrees that its use of the Trademarks (including all promotional material and advertising) shall be of high standards and of such quality and appearance as shall be (in the reasonable judgment of Medtronic) reasonably adequate to maintain the goodwill associated with the Trademarks; and that such use of the Trademarks shall be provided in accordance with all applicable laws and shall in no manner reflect adversely upon the good name of Medtronic or any of its products or the Trademarks. Observance by Urologix of the quality standards practiced by Medtronic in the operation of the Prostiva Business immediately prior to the Effective Date shall be deemed to meet the standards set forth in this Section 2.7.1.

                         2.7.2     Upon completion of the Regulatory Transfer as defined in the Transition Services and Supply Agreement, the Products, as sold, marketed or distributed by Urologix, shall be of a quality which is at least equal to comparable products marketed by Medtronic and VidaMed in the Prostiva® Business, and in conformity with the nature, quality and style of the goods and promotional materials supplied by Medtronic under the Transition Services and Supply Agreement. If requested by Medtronic, Urologix will furnish Medtronic samples of all Products manufactured for Urologix by third parties, samples of advertising and promotional materials related to the Products, and such additional Product information as may be deemed reasonably necessary from time to time by Medtronic. If Medtronic disapproves of any item submitted by Urologix under this Section 2.7.2, Medtronic will suggest to Urologix, if reasonably possible, how the item could be modified to meet the requirements of this Section 2.7.

          2.8          Acknowledgement of Ownership. Urologix acknowledges the ownership rights of Medtronic and VidaMed in the Patents, Trademarks and Other Intellectual Property, subject to any restrictions or exceptions noted by Medtronic in its representation in Section 5.1(a) of this Agreement, and Urologix agrees that it will do nothing inconsistent with such ownership. Urologix further agrees that it will not challenge, or assist or encourage others to challenge, Medtronic’s and VidaMed’s title to the Patents, Trademarks and Other Intellectual Property, or the validity, enforceability, or distinctiveness thereof.

Section 3
Consideration

          3.1          License Fee. As partial consideration for the right to the Patents, Trademarks, Other Intellectual Property, and Other Medtronic Business Intellectual Property in the Field of Use, Urologix shall pay to Medtronic the non-refundable amount of One Million Dollars ($1,000,000) ( less the Purchase Price under the Asset Purchase Agreement and less any credit issued under Section 3.2(a)(i) of the TSSA) (the “License Fee”). Five Hundred Thousand Dollars ($500,000) of the License Fee is to be paid immediately upon execution of this Agreement. The remaining Five Hundred Thousand Dollars ($500,000) (less the Purchase Price under the Asset Purchase Agreement and any credit issued under Section 3.2(a)(i) of the TSSA ) shall be paid by Urologix to Medtronic on the twelve (12) month anniversary of the Effective Date, subject to Sections 2.2(a)(v), 4.1(d)(ii) and 4.1(d)(iii) of the TSSA.

          3.2          Earned Royalties. Except as provided in Section 3.3.2 or Section 3.8, Urologix shall pay Medtronic earned royalties (“Earned Royalties”) equal to [ * * * ] percent ([ * * * ]%) of Net Sales during the first three (3) Contract Years, and [ * * * ] percent ([ * * * ]%) of Net Sales during each Contract Year of the Term thereafter. Earned Royalties shall be due and payable within thirty (30) days of the end of each Contract Year during which they become payable. Earned Royalty payments shall be accompanied by a written report to Medtronic stating the Net Sales of Products and total sales made in the Contract Year for which the payment is being made, which shall include a sufficient and reasonable level of detail on how Net Sales was calculated from total sales. The obligation to pay Medtronic Earned Royalties under this Section 3.2 is imposed only once on each unit of Product. There shall be no obligation to pay Medtronic a royalty on the sale or transfer of a Product between Urologix and its Affiliates, but in such instances, the royalty shall be due and calculated upon Urologix’s or its Affiliates’ sale to the first unrelated third party. Distributors that purchase Product from Urologix are not deemed sublicensees for purposes of this Section 3.2, and the Earned Royalties will accrue on the sale by Urologix to the distributors and not on the sale by the distributors to third parties.

          3.3          Minimum Royalties; Maximum Royalties.

                         3.3.1          Subject to Section 3.8, commencing in the third Contract Year and continuing in each succeeding Contract Year during the Term, Urologix shall pay Medtronic minimum annual royalties equal to [ * * * ] (the “Minimum Royalties”); provided, however, in the event the Medicare Part B Non-facility national average reimbursement rate for the CPT code for RF ablation of the prostate (currently 53852) at any point during any Contract Year is less than $1,600 per procedure, there shall be no Minimum Royalty due for such Contract Year. If the total of all Earned Royalties for a particular Contract Year in which Earned Royalties are due is less than the applicable Minimum Royalty, then within 90 days after the end of such Contract Year, Urologix shall pay to Medtronic the amount of the shortfall between the Minimum Royalty and the Earned Royalties for such Contract Year (the “Shortfall Payment”).

                         3.3.2          In no event shall Urologix have any obligation to pay Earned Royalties for any Contract Year in excess of [ * * * ].

                         3.3.3          If the total payments made by Urologix to Medtronic under this Agreement other than the License Maintenance Fee, but including the License Fee actually paid, all Earned Royalties actually paid, any Shortfall Payment actually paid, and any payment made by Urologix under the Asset Purchase Agreement, reach an aggregate of $10 million, no further payments will be due Medtronic, and Urologix will thereafter have a fully paid up, royalty-free and perpetual right and license under the licenses granted to Urologix under Section 2.1 above for the Term.

          3.4          Mode of Payment/Currency. All payments under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Medtronic may from time to time designate by notice to Urologix. All dollar amounts appearing in this Agreement are stated in United States dollars. All payments to be made under this Agreement will be paid in U.S. dollars, provided that Earned Royalties due on Net Sales computed in the currency of countries foreign to the United States will be calculated and paid in the foreign currency.

          3.5          Interest on Late Payments. Any payments due to Medtronic under this Agreement that are not paid within thirty (30) days of the due date shall be subject to interest at the annual rate of 100 basis points above the prime rate as reported on the first business day of the month such payment was first due in The Wall Street Journal, Eastern Edition, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest. This Section 3.5 shall in no way limit any other remedies available to the Party owed interest under this Section 3.5.

          3.6          Records and Inspections. Urologix shall, and shall cause its Affiliates and sublicensees to, maintain accurate records containing sufficient data from which Earned Royalties due Medtronic under this Agreement may be calculated. Urologix shall, and shall cause its Affiliates and sublicensees to, maintain those records for two (2) years after the end of the Contract Year to which those records relate. Upon reasonable notice from Medtronic, Urologix shall, and shall cause its Affiliates and sublicensees to, permit examination of those records during regular business hours by qualified Medtronic personnel or an independent firm of accountants selected by Medtronic and reasonably acceptable to Urologix. The fees and expenses of such independent accountants shall be paid by Medtronic (provided that any accountants retained by Medtronic to review amounts pursuant to this Agreement shall be paid by Medtronic on an hourly or fixed (rather than on a contingency basis)) unless the audit reveals an underpayment of more than five percent (5%) from the reported amounts, in which case Urologix shall bear the cost of the independent accountants. Medtronic may not conduct more than one such audit during any Contract Year (unless a previous audit during such 12-month period revealed an underpayment with respect to such period or Urologix restates or revises such books and records for such 12-month period), and any such audit may not cover a period of more than two (2) Contract Years. If such audit concludes that additional payments were owed or that excess payments were made during such period, Urologix shall pay the additional amounts with interest from the date originally due in accordance with Section 3.5, or Medtronic shall reimburse such excess payments with interest from the date originally paid, in either case, within thirty (30) days after the date on which such audit is completed and the conclusions thereof are notified to the Parties. All records disclosed to those accountants will be deemed to be Confidential Information under this Agreement. Medtronic’s accountants may not disclose to

Medtronic any Confidential Information relating to the business of Urologix, except as should properly be contained in any summary to Medtronic under Section 3.2.

          3.7          License Maintenance Fee. Urologix shall pay Medtronic an annual license maintenance fee (“License Maintenance Fee”) of $65,000, payable on the first anniversary of the Effective Date and annually thereafter during the Term. In the event this License Agreement is terminated for any reason, the annual License Maintenance Fee will be pro-rated for any partial year of the Term, and Urologix shall pay Medtronic the pro rata payment on the effective date of termination. The License Maintenance Fee shall not be taken into account in calculating the License Fee or Royalties payable hereunder, nor will it count toward the calculations of the total payments set forth in Section 3.3.3.

          3.8          Abatement of Minimum Royalties/Suspension of Earned Royalty.

          (a)          Should a person that asserts or institutes a patent infringement claim or suit in any country of the Territory against Urologix or an Affiliate or sublicensee of Urologix obtain an injunction or other prohibition or limitation that precludes the manufacture, use, or sale of any Product by Urologix or any of its Affiliates or sublicensees, Urologix may suspend the obligation of the Earned Royalties to Medtronic under Section 3 with respect to the manufacture, use, or sale of such Products in that country during the period that it is precluded from selling Product, and a pro rata amount of the Minimum Royalties will be adjusted based upon the portion of the Contract Year in which Earned Royalties were abated, and the portion of total sales represented by sales in such country in the year immediately prior to such injunction.

          (b)          If, in lieu of terminating this Agreement under Section 6.3 for a Major Breach by Medtronic, Urologix provides the written Cure Notice contemplated by Section 6.3 and states in the Cure Notice its intent to continue this Agreement and the Related Agreements under this Section 3.8(b), and Medtronic fails to cure the Major Breach within the Cure Period, the Earned Royalties rate shall be reduced by 50% for the 12-month period beginning on the day following the expiration of the Cure Period, and the Minimum Royalty obligation shall be eliminated for the 12-month period beginning on the day following the expiration of the Cure Period. The limitation on Medtronic’s liability set forth in Section 8.6.2 shall not excuse or limit the reduction of Earned Royalties or elimination of the Minimum Royalty obligation set forth in this Section, and such reductions of the Earned Royalties and elimination of the Minimum Royalty shall not be credited in the calculation of Medtronic’s aggregate total liability under Section 8.6.2 for purposes of claims for breaches other than claims arising under Section 6.3 for a Major Breach.

          (c)          Each of the Parties has an option to receive an additional license (each an “Option”) from Bovie under the terms of Section 8 of a letter agreement dated August 31, 2011 (the “Bovie Letter”). If Medtronic and Bovie each exercise their rights under Section 8 of the Bovie Letter (whether the Parties exercise their rights simultaneously, or whether one Party exercises its rights before the other does), the Parties agree that they shall do a “true up” payment between them such that Medtronic ultimately pays [ * * * ] and Urologix ultimately pays [ * * * ] of the total consideration paid to Bovie under Section 8 for such rights. If Urologix elects to exercise its Option, and Medtronic does not elect to exercise its own Option, then Urologix will pay [ * * * ] directly to Bovie, and Urologix and Medtronic will treat [ * * * ] of Urologix’ cost (but in no event more than [ * * * ]) as a prepayment against Earned Royalties which would be applied at the rate of [ * * * ]% per dollar of Net Sales beginning in the fourth Contract Year, effectively holding the Earned Royalties on Net Sales at the rate of [ * * * ]% until such time as the prepayment has been fully applied.

Section 4
Related Agreements

          4.1          Put Option; Call Option. Simultaneous with the execution of this Agreement, Urologix and Medtronic are entering into an Acquisition Option Agreement of even date herewith (the “Acquisition Option Agreement”).

          4.2          Transition Services and Supply Agreement. Simultaneous with the execution of this Agreement, Medtronic and Urologix are entering into a Transition Services and Supply Agreement (the “Transition Services and Supply Agreement” or “TSSA”).

          4.3          Asset Purchase Agreement. Simultaneous with the execution of this Agreement, Medtronic and Urologix are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”).

          4.4          Sublicense Agreements. Simultaneous with the execution of this Agreement, Medtronic and Urologix are entering into the Sublicense Agreements.

Section 5
Representations, Warranties, and Covenants

          5.1         Representations and Warranties of Medtronic and VidaMed. Medtronic and VidaMed, jointly and severally, hereby represent and warrant to Urologix that, as of the Effective Date:

          (a)          Medtronic or VidaMed are the owners of the Patents, Trademarks, Other Intellectual Property, and the Other Medtronic Business Intellectual Property listed in Section 4 of Exhibit G in the Field of Use, free and clear of liens and third party rights except as set forth on Exhibit A, and the owners of the Other Medtronic Business Intellectual Property listed in Section 5 of Exhibit G in the Field of Use, free and clear of liens and third party rights granted or created by Medtronic;

          (b)          Each of Medtronic and VidaMed has the right to grant Urologix the licenses granted in Section 2.1 of this Agreement;

          (c)          Each of Medtronic and VidaMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and the State of Delaware, respectively, and has all requisite corporate power and authority to enter into, execute and deliver this Agreement and no other proceedings are necessary to authorize Medtronic’s or VidaMed’s execution, delivery or performance of this Agreement or any Related Agreement;

          (d)          The execution of this Agreement by each of Medtronic and VidaMed and performance of Medtronic’s and VidaMed’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Medtronic or VidaMed to any third party named in Exhibit A or Exhibit D or any other contractual obligation to a third party that would materially adversely impact Urologix’s operation of the Prostiva Business as it was conducted by Medtronic and VidaMed as of the Effective Date;

          (e)          Except with respect to the ZoMed License or as otherwise set forth on Exhibit A, no third party has any rights in the Patents, Trademarks or Other Intellectual Property in the Field of Use;

          (f)          As of the Effective Date, to Medtronic’s knowledge there is no actual or threatened infringement or misappropriation of the Patents, Trademarks, or Other Intellectual Property by any Person in the Field of Use;

          (g)          In the past 3 years, no claim or litigation has been brought or, to Medtronic’s knowledge, threatened by any Person alleging that any of the Patents are invalid or unenforceable, other than office actions received from a national patent office with respect to an application, if any;

          (h)          To Medtronic’s and VidaMed’s knowledge, the manufacture, use and sale of the Products as undertaken by VidaMed or Medtronic as of the Effective Date do not infringe, nor does Medtronic or VidaMed know of any reasonable basis for a claim that such activities may infringe, the intellectual property rights of any Person;

          (i)          There is no pending, or to Medtronic’s or VidaMed’s knowledge, threatened, claim, action, suit, or proceeding alleging infringement with respect to the Patents, Trademarks, or Other Intellectual Property in the Field of Use;

          (j)          Neither Medtronic nor VidaMed is in material breach of any of the terms of the Licensed-In Agreements and to the knowledge of Medtronic, such Licensed-In Agreements are in full force and effect;

          (k)          Medtronic has made available to Urologix its material regulatory files for the Products, including all material correspondence received from the FDA which relates to the Products, or which impacts the manufacture, marketing or the sale of the Products in the Field of Use in the Territory. All documentation, correspondence, data, and certifications relating to or regarding the Products, filed or delivered on behalf of Medtronic or VidaMed to the FDA, were true and accurate in all material respects when so filed or delivered, and to the knowledge of Medtronic, remain true and accurate in all material respects as of the date hereof, subject to the matters addressed in the 510(k) Work Schedule referenced in Section 4.1(a) of the TSSA. Since 2009, neither Medtronic nor its Affiliates have implemented or received notice of any field action or recall of any Product or received notice of any product liability claims concerning the Products; and

          (l)          Medtronic has provided Urologix lists of all distributors in the countries listed on Exhibit F, a list of all customers in the United States, and all customer contracts related to the Prostiva Business in the United States. Medtronic is not bound by any other written customer terms and conditions, pricing agreements or rebate policies related to the Prostiva Business, other than as set forth in Schedule 5.1.1(l) or that would have a material adverse impact on Urologix’s operation of the Prostiva Business.

          5.1.2      Covenants of Medtronic and VidaMed.

          (a)          Medtronic and VidaMed hereby covenant to Urologix that if, during the term of the TSSA, Urologix identifies additional rights that Medtronic and its Affiliates own or license that are used in or were developed in connection with the operation of the Prostiva Business prior to the Effective Date (other than patents), and that should have been included in “Other Intellectual Property” or “Other Medtronic Business Intellectual Property Rights,” under this Agreement, Medtronic will negotiate in good faith an amendment to Exhibit C or G, as applicable, to include such additional rights hereunder.

          (b)          If requested by Urologix in writing, Medtronic will request the transfer of information and pay Bovie the fee for the “Second Transfer” described in Section 7 of the Bovie Letter (as referenced in Section 3.8(c) of this Agreement).

          (c)          Within sixty five (65) days after the Effective Date, Medtronic will deliver to Urologix the following financial information, in each case, as of and for Medtronic’s two (2) previous fiscal years and the interim period from the beginning of Medtronic’s most recent fiscal year to the end of its most recent fiscal quarter:

                         (i)          statements of net assets acquired and liabilities assumed by Urologix relating to the Prostiva Business; and

                         (ii)         statement of revenues and direct expenses of the Prostiva Business including revenues that were generated in the Prostiva Business, less expenses directly attributable to the Prostiva Business, and allocations of operating costs incurred within Medtronic relating to the Prostiva Business. Direct expenses include selling, marketing and manufacturing costs, depreciation and other expenses directly attributable to the Prostiva Business, but do not include any allocation of general costs incurred for support (such as general marketing, accounting, treasury, tax and legal support) nor an allocation of interest and income taxes.

Such information shall be true and accurate as of the dates shown in such information and as of the date(s) of delivery by Medtronic. The financial information for the two fiscal years shall be audited and the interim period shall be unaudited. Medtronic shall cause its independent auditors to provide its report and required consent with respect to the foregoing audited financial information to be included in Urologix’ Form 8-K reporting the transactions contemplated hereby and in the Related Agreements. Upon receipt of the financial information and an invoice, Urologix shall pay directly, or reimburse Medtronic, for the direct costs of a third party auditor to audit the financial information, up to a maximum of $75,000. Urologix’ sole remedy for Medtronic’s failure to deliver the financial information set forth above within sixty five (65) days following the Effective Date shall be that Urologix shall be excused from paying or reimbursing Medtronic for such direct costs.

          5.2          Disclaimer and Limitation of Warranties.

               5.2.1          EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 5.1 OR ANY EXPRESS WARRANTIES IN THE RELATED AGREEMENTS, MEDTRONIC AND VIDAMED DO NOT MAKE ANY REPRESENTATION OR GRANT ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND MEDTRONIC AND VIDAMED SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS, TRADEMARKS, OTHER INTELLECTUAL PROPERTY OR LICENSED-IN INTELLECTUAL PROPERTY RIGHTS, THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, THE SCOPE OF THE PATENTS, TRADEMARKS, OTHER INTELLECTUAL PROPERTY OR LICENSED-IN INTELLECTUAL PROPERTY RIGHTS, OR THAT THE PATENTS, TRADEMARKS, OTHER INTELLECTUAL PROPERTY OR LICENSED-IN INTELLECTUAL PROPERTY RIGHTS MAY BE EXPLOITED WITHOUT INFRINGING THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

          5.3          Representations, Warranties and Covenants of Urologix. Urologix hereby represents and warrants to Medtronic that, as of the Effective Date:

                         5.3.1          The execution of this Agreement and the Related Agreements by Urologix and performance of Urologix’s obligations under this Agreement and the Related Agreements do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Urologix to any third party.

                         5.3.2          Urologix is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Related Agreements, and no other proceedings are necessary to authorize its execution, delivery or performance of this Agreement or any Related Agreement.

Section 6
Term and Termination

          6.1         Term. Unless terminated earlier under the provisions of this Section 6, the term (the “Term”) of this Agreement will begin on the Effective Date and will continue for a period of (a) ten (10) years ending on September 5, 2021, or (b) the Acquisition Closing Date as defined in the Acquisition Option Agreement, if earlier.

          6.2         Termination by Medtronic. Medtronic may, at its option, terminate this Agreement upon written notice to Urologix upon the occurrence of any of the following events:

          (a)          In the event of a breach by Urologix of its material obligations under this Agreement or a Related Agreement, provided that (i) Medtronic provides at least 90 days (45 days in the event of failure to make payment) prior written notice (the “Cure Notice”), which notice must state the nature of the breach in reasonable detail and (ii) Urologix has failed to cure (or, in the event of a breach other than failure to pay, that cannot, by its nature, be cured within such period, Urologix has failed to begin substantial efforts to cure) the alleged breach within the 90-day (or 45-day) period, as the case may be following its receipt of the Cure Notice (the “Cure Period”); or

          (b)          The filing in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or if Urologix is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if Urologix becomes a party to any dissolution or liquidation, or if Urologix makes an assignment for the benefit of its creditors, or if at any time Urologix enters into proceedings for winding up or dissolution of business.

          6.3          Termination by Urologix. Urologix may, at its option, terminate this Agreement in the event of a breach by Medtronic of its material obligations under this Agreement or a Related Agreement, provided that (i) Urologix provides at least ninety (90) days’ prior written notice (the “Cure Notice”), which notice must state the nature of the breach in reasonable detail and (ii) Medtronic has failed to cure (or, in the event of a breach, that cannot, by its nature, be cured within such period, Medtronic has failed to begin substantial efforts to cure) the alleged breach within the 90-day period following its receipt of the Cure Notice (the “Cure Period”). For any Medtronic breach in the first Contract Year of a material obligation under this Agreement or a Related Agreement that causes Urologix to be unable to ship Product for 45 days or more or would result in Urologix incurring additional out of pocket costs or reasonably expected additional out of pocket costs directly related to such breach, individually or in the aggregate of $350,000 or more (a “Major Breach”), then as Urologix’ sole remedy for such Major Breach: (y) Urologix may elect to terminate this Agreement in accordance with this Section 6.3, and Medtronic shall reimburse Urologix an amount equal to 50% of the aggregate License Fees and Earned Royalties paid by Urologix prior to the effective date of termination (up to a maximum of $500,000), or (z) alternatively, Urologix may elect to forego termination and the Earned Royalties, and Minimum Royalties will be adjusted as set forth in Section 3.8(b) of this Agreement. The limitation on Medtronic’s liability set forth in Section 8.6.2 shall not excuse or limit Medtronic’s obligation to reimburse Urologix an amount equal to 50% of the aggregate License and Earned Royalties should Urologix pursue the sole remedy set forth in subsection (y) above, and such reimbursement shall not be credited in the calculation of Medtronic’s aggregate total liability under Section 8.6.2 for purposes of claims for breaches other than claims arising under this Section 6.3 for a Major Breach.

          6.4          Other Termination. In the event the TSSA is terminated because of a Major Challenge or by Licensee under Section 2.2(a)(v) of the TSSA, this License shall automatically terminate as of the effective date of termination of the TSSA in accordance with the procedures set forth in the TSSA.

          6.5          Effects of Termination.

                         6.5.1          Upon a termination of this Agreement in its entirety under Section 6.2:

          (a)          Urologix’s rights to the Patents, Trademarks, Other Intellectual Property and Licensed-In Intellectual Property Rights and Other Medtronic Business Intellectual Property granted hereunder and all use thereof will immediately terminate, except as set forth in Section 6.5.6, and any and all rights in the Patents, Trademarks, Other Intellectual Property, Licensed-In Intellectual Property Rights and Other Medtronic Business Intellectual Property will revert back to Medtronic and its Affiliates;

          (b)          Urologix will provide Medtronic access to the current Product specifications and other Confidential Information used exclusively in the Prostiva Business and customer lists for purchasers of the Products, as reasonably requested and necessary for the manufacture, marketing and distribution of the Products (“Prostiva Business Confidential Information”) as of the effective date of such termination. Urologix hereby grants to Medtronic a worldwide, royalty free, perpetual and irrevocable, sublicensable, non-exclusive license to the intellectual property rights relating to any Improvements to Products that were commercially released as of the effective date of the termination, solely for the Field of Use, and provided that Medtronic may not exercise its rights under such license until the effective date of termination of this Agreement.

          (c)          The Transition Services and Supply Agreement and the Acquisition Option Agreement will immediately terminate; and

          (d)          If Urologix has purchased the Assets under the Asset Purchase Agreement, Medtronic shall have the option, exercisable on notice within 60 days following the effective date of termination of this Agreement, to re-purchase the Assets from Urologix in exchange for payment of the amounts Urologix paid to Medtronic for such Assets.

                        6.5.2          In the event Urologix elects to terminate for Medtronic breach as provided in Section 6.3:

          (a)          Urologix’s rights to the Patents, Trademarks, Other Intellectual Property and Licensed-In Intellectual Property Rights and Other Medtronic Business Intellectual Property granted hereunder and all use thereof will immediately terminate, except as set forth in Section 6.5.6, and any and all rights in the Patents, Trademarks, Other Intellectual Property, Licensed-In Intellectual Property Rights and Other Medtronic Business Intellectual Property will revert back to Medtronic and its Affiliates; and

          (b)          The Transition Services and Supply Agreement, the Asset Purchase Agreement (if the transactions contemplated thereby have not been consummated) and the Acquisition Option will automatically terminate.

          6.5.3       In the event the Agreement is terminated as a result of the termination of the TSSA pursuant to Section 6.4 hereto:

          (a)          Urologix’s rights to the Patents, Trademarks, Other Intellectual Property, Licensed-In Intellectual Property Rights, and Other Medtronic Business Intellectual Property granted hereunder and all use thereof will immediately terminate, except as set forth in Section 6.5.6, and any and all rights in the Patents, Trademarks, Other Intellectual Property, Licensed-In Intellectual Property Rights and Other Medtronic Business Intellectual Property will revert back to Medtronic and its Affiliates;

          (b)          The Acquisition Option Agreement and the Asset Purchase Agreement(if the transactions contemplated thereby have not been consummated) will automatically terminate; and

          (c)          Urologix will provide Medtronic access to the Prostiva Business Confidential Information as of the effective date of such termination. Urologix hereby grants to Medtronic a worldwide, royalty free, perpetual and irrevocable, sublicensable, non-exclusive license to the intellectual property rights relating to any Improvements to Products that were commercially released as of the effective date of the termination, solely for the Field of Use, and provided that Medtronic may not exercise its rights under such license until the effective date of termination of this Agreement.

          6.5.4       Expiration or termination of the Agreement will not release either party from any obligation that accrued prior to the effective date of such expiration or termination. For clarity, in the event of a termination of this Agreement by Urologix for a Major Breach, or any termination under Section 6.4, Urologix be obligated to pay only the pro rata portion of the License Maintenance Fee as set forth in Section 3.7, and shall not have any payment obligation for any Minimum Royalty for a partial Contract Year, any License Fee not then due and payable (except as set forth in Section 6.5.6, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement.

          6.5.5       Upon expiration or termination of this Agreement, sections 2.3, 3.6, 5.1, 5.2, 5.3, 6.5, 7.3, 7.4, 7.5, 8, 9, and 10 will, with related definitions, survive and remain in full force and effect.

          6.5.6       In addition, in the event of termination of this Agreement, Urologix shall (i) return to Medtronic all finished goods inventory of Product consigned to it pursuant to the TSSA and (ii) provide Medtronic the right to purchase, at Urologix’ cost, all finished goods inventory of Product owned by Urologix which have been manufactured for, or are held or used primarily for, the conduct of the Prostiva Business and which are new, unexpired and not due to expire within six (6) months of the date of termination. In the event Medtronic does not exercise its right to purchase the Urologix owned inventory, Urologix shall have an additional 90 days after termination of this Agreement to sell the inventory under the licenses granted herein, as though this Agreement had not terminated with respect to such inventory. For the avoidance of doubt, Urologix shall continue to pay Earned Royalties on such sales as provided in Section 3.2.

Section 7
Protection of Licensed Rights

          7.1          Patent and Trademark Prosecution

               7.1.1          Medtronic and VidaMed shall be solely responsible for and shall make all decisions regarding filing, prosecuting and maintaining the Patents and Trademarks in their sole discretion. With respect to all patents and patent applications designated by Urologix on Exhibit A (the “Designated Patents”) and all trademark applications and trademark registrations designated by Urologix on Exhibit B (the “Designated Trademarks”), Medtronic shall furnish Urologix with copies of material correspondence relating to the Patents that are intended to be filed with a patent office, and an opportunity to promptly provide comments, before submitting any such correspondence to such patent office. Medtronic and/or VidaMed shall consider Urologix’ comments, but shall not be required to implement them. Before allowing any application or patent within the Patents to lapse, Medtronic or VidaMed will provide Urologix with notice of the intention to allow the application or patent to lapse at least one month before the final deadline to take action to prevent such lapse. Medtronic will allow Urologix the opportunity to take over control of prosecution or maintenance of such patent application or patent at sole Urologix’ expense. Medtronic shall not abandon any trademark application or trademark registration of Designated Trademarks without obtaining written approval of Urologix. Medtronic shall have no obligation to consult with Urologix before abandoning any patents or patent applications on Exhibit A that are not Designated Patents or any trademark applications or registrations on Exhibit B that are not Designated Trademarks. At any time during the Term, Urologix may request Medtronic, at Urologix’ sole expense, by thirty (30) days advance written notice, to include claims proposed by Urologix in either a pending application included in the Designated Patents or to file a continuation or divisional application of one of the applications of the Designated Patents with new claims. Urologix’s sole and exclusive remedy for any failure by Medtronic or VidaMed to comply with the notice obligations of this Section 7.1.1 is for Medtronic to take all reasonable steps, including without limitation payment of all fees and penalties, to revive any patent or patent application abandoned without providing Urologix the appropriate notice.

          7.2          Enforcement of Patents.

                         7.2.1          If either Party becomes aware of any infringement, anywhere in the Territory, of any issued patent within the Patents, such Party may notify the other Party in writing to that effect.

                         7.2.2          Infringement of Patents by Third Parties.

          (a)          In the case of any infringement within the Field of Use of any Patent by any third party during the Term of this Agreement, Urologix will have the first right, but not the obligation, at Urologix’s expense, to cause such third party to cease infringement and to otherwise enforce such Patent, or to defend the Patent in any declaratory judgment action brought by third parties which alleges the invalidity, unenforceability or non-infringement of the rights associated with the Patent in the Field of Use. Urologix will have control of the conduct of any such action that it brings, provided that Urologix will not enter into any settlement, consent judgment or other voluntary disposition of any such action without the prior written consent of Medtronic, which consent will not be unreasonably withheld, delayed or conditioned, if the settlement would admit the invalidity or unenforceability of any Patent owned by Medtronic. Medtronic will, at the request and expense of Urologix, cooperate and provide such reasonable assistance as Urologix may request in any action described in this Section 7.2.2(a). Except for providing such reasonable assistance, Medtronic will have no obligation regarding the legal actions described herein; provided that if required to enable Urologix to initiate or continue such action, Medtronic will join such action at Urologix’s request and expense. Medtronic, however, will have the right to participate in any such action through its own counsel and, except as provided in the next sentence, at its own expense. Any recovery or compensation resulting from such proceeding will first be used to reimburse Medtronic for any unreimbursed expenses in connection with providing assistance or joining the proceeding at Urologix’s request, then to reimburse Urologix for any expenses, and Medtronic for any other expenses, in connection with the proceeding (including attorney’s fees, expert witness fees, court fees, and related charges), and the remainder, if any, will belong entirely to Urologix, as the Party with commercial interest in the Field of Use, whose damages will be the basis of any recovery in the enforcement action.

          (b)          If Urologix does not, within a reasonable period after becoming aware of such infringement but no less than ninety (90) calendar days from the date of receipt of written notice from Medtronic, (A) initiate legal proceedings against such threatened or actual infringement, or defend legal proceedings brought by a third party, as provided in Section 7.2.2(a) above, or (B) cause such infringement to terminate, Medtronic may thereafter take such action as it deems necessary to enforce its rights in the Patent, including, without limitation, the right, but not the obligation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to such infringement against any third party. Medtronic will have control of the conduct of any such action that it brings, provided that, Medtronic will not enter into any settlement, consent judgment or other voluntary disposition of any such action without the prior written consent of Urologix, which consent will not be unreasonably withheld, delayed or conditioned, if the settlement would admit the invalidity or unenforceability of any patent licensed by Urologix. Urologix will, at the request and expense of Medtronic, cooperate and provide reasonable assistance in any action described in this Section 7.2.2(b) and, if required to enable Medtronic to initiate or continue such action, will join such action at Medtronic’s request. Any recovery or compensation resulting from such proceeding will first be used to reimburse Urologix for any unreimbursed expenses in connection with providing assistance at or joining the proceeding at Medtronic’s request, and then to reimburse Medtronic for any expenses in connection with the proceeding (including attorney’s fees, expert witness fees, court fees and related charges). The remainder, if any, will belong entirely to Medtronic as the Party who has funded the enforcement action.

          7.3          Confidential Information.

                         7.3.1          In addition to the provisions in Section 2.3.2, Medtronic and Urologix will (a) each keep the Confidential Information of the other Party disclosed to it under this

Agreement or the Transition Services and Supply Agreement (as applicable) in confidence, (b) not use any Confidential Information of the other Party for any purpose other than for the purposes of performance under this Agreement or the Transition Services and Supply Agreement (subject to Section 6.4 hereof), and (c) not disclose any portion of any Confidential Information of the other Party to any third party without the prior written consent of the disclosing Party. Notwithstanding the foregoing, (i) Urologix may disclose Confidential Information disclosed to it by Medtronic hereunder only to a distributor or sublicensee of Urologix if such party has a need to know such information for the purpose of Urologix’s operation of the Prostiva Business, and provided that any such sublicensees or distributors enter into a confidentiality agreement with Urologix containing non-disclosure and use restrictions that are at least as restrictive as the ones set forth herein, and (ii) either party may disclose the other Party’s Confidential Information (x) to its agents or representatives who have a need to know such information provided such agents or representatives are subject to an obligation of confidentiality, and (y) to the extent required by law, including the rules and regulations of the Securities and Exchange Commission.

                         7.3.2          Each Party’s obligations under Section 7.3.1 shall continue during the Term and survive until the date that is two (2) years after (i) the termination or expiration of this Agreement or (ii) the Acquisition Closing, whichever is later, except with respect to any items of Confidential Information that no longer retain the characteristics of Confidential Information during such period. In the event the Acquisition Closing occurs, Urologix’s obligations with respect to Confidential Information related to the Prostiva Business shall terminate.

                         7.3.3          Each party acknowledges that any unauthorized disclosure or use of the other party’s Confidential Information would cause irreparable harm and significant injury, the degree of which will be difficult to ascertain. Accordingly, each Party agrees that the disclosing Party is entitled to seek an immediate injunction enjoining any breach of this Section 7, as well as the right to pursue all other rights and remedies available at law or in equity for such a breach.

                         7.3.4          The Confidential Disclosure Agreement dated September 16, 2008 (the “CDA”) shall, as of the Effective Date, be terminated and shall be superseded by the obligations contained in this Section 7 with respect to Confidential Information disclosed on or after the Effective Date; provided, however, Confidential Information disclosed under the CDA prior to the Effective Date hereof shall be treated as if it were Confidential Information disclosed hereunder and shall be subject to the obligations set forth in this Section 7.

          7.4          Use of Names. Except as provided in the Transition Services and Supply Agreement, neither Party may identify the other party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof without the other Party’s prior written consent.

          7.5          Publicity. Neither Party will, and the Parties will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release, or announcements to customers or vendors of such Party or other third parties, related to the transactions contemplated by this Agreement or any of the Related Agreements, without the prior written consent of the other Party, provided that either Party may issue a press release or make a filing required under the rules and regulations of the Securities and Exchange

Commission as it deems necessary in its discretion so long as it provides the other Party an opportunity to review and comment on the proposed disclosure and seeks confidential treatment to the extent permitted by the SEC.

          7.6          Confidentiality of Prostiva Business Information. Medtronic shall not disclose to any third party, without Urologix’s consent, any Prostiva Business Confidential Information for any purpose, except that Medtronic may disclose Prostiva Business Confidential Information (a) for any purpose outside the Field of Use; (b) for Medtronic’s own business purposes inside the Field of Use; and (c) to avail itself of or otherwise enforce Medtronic’s rights hereunder. The permitted disclosure pursuant to subsection (b) shall not include use which would violate the restrictive covenant in Section 2.3.1 of this Agreement; provided further that the Excluded Affiliates shall be restricted from using any Prostiva Business Confidential Information in the same manner that Medtronic is restricted from using such Prostiva Business Confidential Information.

Section 8
Indemnification/Limitations

          8.1          Indemnification by Urologix. Beginning on the Effective Date, Urologix shall indemnify Medtronic, VidaMed, their Affiliates and their respective directors, officers, employees and agents (collectively, “Medtronic Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of third parties (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of.

          (a)          the breach by Urologix of any representation or warranty, or material breach of any covenant, of this Agreement or any Related Agreement;

          (b)          the selling, offering for sale, commercialization, distribution, promotion or marketing of Products in the Territory by Urologix, its Affiliates or sublicensees or any of its or their respective Affiliates after the Effective Date (“Urologix Sales”);

          (c)          any breach of or noncompliance by Urologix, its employees, agents or representatives in any respect with applicable laws or regulations related to regulatory approval for the commercial sale of the Products with regard to Urologix Sales (and specifically excluding Medtronic Sales); and

          (d)          any field action, recall or mandatory product change with regard to the Urologix Sales.

          8.2          Indemnification by Medtronic. Beginning on the Effective Date, Medtronic shall indemnify Urologix, its Affiliates and their respective directors, officers, employees and agents (collectively, “Urologix Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of:

          (a)          except to the extent set forth in Section 7.1.1 regarding abandonment of patent rights, the breach by Medtronic or VidaMed of any representation or warranty, or material breach of any covenant of this Agreement or any Related Agreement;

          (b)          the selling, offering for sale, commercialization, distribution, promotion or marketing sale by Medtronic, VidaMed or other Medtronic Affiliates or sublicensees (specifically excluding Urologix Sales) of the Products (“Medtronic Sales”), other than Losses as the result of use of generators, hand held devices, and probes which were originally included as part of a Medtronic Sale, which use occurs more than twelve (12) months following the Effective Date;

          (c)          any breach of or noncompliance by Medtronic or VidaMed, their employees, agents or representatives in any respect with applicable laws or regulations related to regulatory approval of the commercial sale of the Products with regard to Medtronic Sales;

          (d)          any field action, recall or mandatory product change with regard to Medtronic Sales; and

          (e)          claims arising out of the operation or dissolution of Medtronic’s distribution network for the Products.

          8.3          Contribution. With respect to any Third Party Claim for which Urologix has an obligation to indemnify any Medtronic Indemnitee pursuant to Section 8.1 and Medtronic has an obligation to indemnify any Urologix Indemnitee pursuant to Section 8.2, each Party shall indemnify each of the other Party’s Indemnitees for the applicable Losses to the extent of its responsibility, relative to the other Party, for the facts underlying such Third Party Claim.

          8.4          Procedure for Indemnification. The indemnified party will give prompt written notice to the indemnifying party of any suits, claims or demands for Third Party Claims which may give rise to any Loss for which indemnification may be required under this Section 8. However, failure to give such notice will not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the applicable suit, claim or demand. The indemnifying party will be entitled to assume the control and defense of any suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party will have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party declines to assume control of any such suit, claim or demand, the party entitled to indemnification is entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying party. The indemnifying party may not settle or dispose of any such matter in any manner which would adversely impact the rights or interest of the indemnified party without the prior written consent of the indemnified party, which consent may not be unreasonably delayed or withheld.

          8.5          Sole Remedy. Other than equitable relief described in Section 10.7, the rights of abatement set forth in Section 3.8, and the termination rights set forth in Section 6, indemnification pursuant to this Article 8 shall be a party’s sole remedy for Third Party Claims arising hereunder.

          8.6          Exclusions/Limitations. All claims arising under this Agreement and any of the Related Agreements, including but not limited to direct claims and in the case of indemnification, for Third Party Claims, will be subject to the following exclusions and limitations:

          8.6.1          Except in circumstances of intentional misconduct or fraud by a party or its Affiliates (or in the case of Urologix, its sublicenees or distributors), no party or any of their respective Affiliates shall be liable for punitive, special, indirect, incidental or consequential damages, or for lost profits (including any harm to its business or goodwill), whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of or otherwise relating to this Agreement, including in connection with (a) the manufacture, development or other exploitation of the Product or any licensed rights hereunder, or (b) any breach of or failure to perform any of the provisions of this Agreement or any Related Agreement; provided, however, that if a Third Party claim for which a Party is entitled to indemnification includes the punitive, special, indirect, incidental or consequential damages, or claims for lost profits of such Third Party, the limitations in this Section 8.6.1 shall not apply to such Third Party claims; and

          8.6.2          Other than:

(a)

claims for breach of the representations and warranties in (i) Sections 5.1(a), (b), and (c) of this Agreement, (ii) Section 8.2(a) of the Transition Services and Supply Agreement, and (iii) Sections 5.1 and 5.2(a), (b) and (c) of the Acquisition Option Agreement (collectively, “Fundamental Representations”),

(b)	claims for indemnification arising under Sections 8.2(b), (c), (d) and (e) of this Agreement,

(c)	claims for breach of Section 2.3.1 of this Agreement,

(d)	VidaMed Claims as described in the Acquisition Option Agreement, and

(e)	claims for breach of Section 9.1 of the Acquisition Option Agreement,

Medtronic’s aggregate total liability under this Agreement and the Related Agreements, including for indemnification or for direct damages, is subject to a cap equal to 50% of all payments actually received by Medtronic under this Agreement and the Related Agreements (“Aggregate Cap”); provided, however, that in the event the Aggregate Cap is insufficient to cover Urologix’s claims under (c) above for breaches of the Restrictive Covenant of Section 2.3.1, Urologix may recover additional amounts on account of such claims, up to a maximum amount of $10,000,000, less any amounts applied to the Aggregate Cap. For illustration, if the Aggregate Cap is $250,000, and Urologix has a claim of $500,000 for a breach of a Fundamental Representation (“Breach A”), a separate claim for $500,000 for breach unrelated to Breach A and unrelated to Section 2.3.1 (“Breach B”), and also holds a claim of $10,000,000 for breach of Section 2.3.1, Urologix will be entitled to recover $500,000 on account of Breach A, $0 for Breach B, and $9,500,000 on account of the breach of Section 2.3.1;

          8.6.3          Except for claims (i) specifically identified in the Acquisition Option Agreement, (ii) for breach of Fundamental Representations, and (iii) claims arising under Sections 8.2(b), (c), (d), and (e) of this Agreement, the period during which Licensee may pursue claims for breaches of representations and warranties, including claims for indemnification, will commence on the Effective Date and terminate at 11:59 p.m. Minnesota time on the date that is twelve (12) months after the Effective Date; and the period during which Licensee may pursue claims arising under the TSSA will commence on the Effective Date and terminate at 11:59 p.m. Minnesota time on the date that is twelve (12) months after the expiration (or earlier termination) of the Term of the TSSA.

          8.6.4          No party shall be able to avoid the limitations set forth in Article 8 of this Agreement, whether with respect to Third Party Claims or with respect to direct claims, or with respect to claims arising out of this Agreement or any Related Agreement, by electing to pursue another remedy, except to the extent such remedy is, by its explicit terms, not subject to this Article 8.

Section 9
Disputes

          9.1          Senior Representatives. The Parties will attempt in good faith to amicably and promptly resolve any dispute arising out of or relating to this Agreement through discussions between the General Manager of Medtronic Neuromodulation’s Gastro/Urological business unit and the Chief Operating Officer of Urologix. If the Parties are unable to resolve a dispute within thirty (30) days, the matter will be escalated to senior representatives who have authority to settle the controversy. These senior representatives shall be the Chief Executive Officer of Urologix and the President of Medtronic Neuromodulation. These representatives shall consult and negotiate with each other in good faith, and recognizing their mutual interests, attempt to reach a solution satisfactory to both Parties before resorting to dispute resolution as provided below.

          9.2          Stay pending resolution. Except as set forth in Section 10.7, in the event of a dispute between the Parties, all rights and obligations under this Agreement shall continue during the dispute and any applicable Cure Period or remedy period shall be stayed until the dispute is resolved by the Parties in writing, or until the entry of final judgment in a court of competent jurisdiction.

Section 10
Miscellaneous

          10.1          Compliance with Law. Each of Urologix and Medtronic agrees to comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

          10.2          Assignment; Change of Control. This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns. Neither Party shall assign or transfer this Agreement to a third party without the prior written consent of the other Party. Notwithstanding the foregoing, neither Party shall be required to obtain the prior written consent of the other Party in the event of a Change in Control of such Party, provided that the acquirer(s) assumes the acquired Party’s obligations hereunder after such

Change of Control. For the purposes of this paragraph, “Change in Control” means (a) a merger or consolidation of Urologix, on the one hand, or of Medtronic, Inc. or of Medtronic’s Neuromodulation Business Unit, on the other hand, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Urologix, on the one hand, or of Medtronic, Inc. or of Medtronic’s Neuromodulation Business Unit, on the other hand, or (c) the sale of all or substantially all of the assets of Urologix, on the one hand, or of Medtronic’s Neuromodulation Business Unit on the other hand. Any attempted assignment in contravention of this Section 10.2 will be null and void.

          10.3          Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, and the Related Agreements, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous and contemporaneous negotiations, commitments, and writings with respect to such subject matter, whether oral or written.

          10.4          Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

          10.5          Notices. Any notice required to be given pursuant to the provisions of this Agreement or the Related Agreements will be in writing and will be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery including, but not limited to, hand delivery, transmission by fax, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party will have specified by written notice; provided that any notice of change of address will be effective only upon actual receipt.

If to Medtronic or VidaMed:

General correspondence to:
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

With copy to:
Attention:	General Counsel
FAX No.:	(763) 572-5459

And

Attention:	Vice President, Corporate
Development

FAX No.:	(763) 505-2542

If to Urologix:

General correspondence to:	14405 21st Avenue North
Minneapolis, MN 55447
Attn: Greg Fluet
Fax: (763) 475-1443

With copy to:

Lindquist & Vennum P.L.L.P.
Attn: Charles P. Moorse
Barbara Rummel
80 S. 8th Street, Suite 4200
Minneapolis, MN 55402
Fax: (612) 371-3207

          10.6          Governing Law; Jurisdiction. This Agreement will be governed, construed, and interpreted in all respects in accordance with the laws of the State of Minnesota without regard to provisions regarding the conflict of laws. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts located in Hennepin County, Minnesota, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the Related Agreements, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

          10.7          Equitable Relief. Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude either Party from seeking equitable relief, including permanent or provisional relief, including a temporary restraining order, preliminary injunction, permanent injunction, specific performance, interlocutory decree, preliminary receivership, or other equitable relief concerning a Dispute in any court of competent jurisdiction. This Section 10.7 shall be specifically enforceable.

          10.8          Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

          10.9          Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment,

agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

          10.10          Severability. If any provision in this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible; provided, however, that nothing herein shall be construed so as to defeat the overall intention of the Parties.

          10.11          Waiver of Breach. The waiver or failure of either Party to enforce the terms of this Agreement in one instance will not constitute a waiver of that Party’s rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement will be binding unless it is in writing and signed by the Party granting the waiver.

          10.12          Counterparts. This Agreement may be executed in counterparts, any of which may be executed and delivered via facsimile or other electronic delivery, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

          10.13          Expenses. Except as expressly provided herein, Urologix and Medtronic shall each pay their own expenses incident to this Agreement and the Related Agreements and the preparation for, and consummation of, the transactions provided for herein and therein.

          10.14          Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[signatures follow]

EXHIBIT 10.1

          IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

MEDTRONIC, INC.			UROLOGIX, INC.

By:	/s/ Thomas M. Tefft		By:	/s/ Stryker Warren Jr.

	Name:	Thomas M. Tefft		Name:	Stryker Warren Jr.

	Title:	Senior Vice President & President, Neuromodulation		Title:	Chief Executive Officer

MEDTRONIC VIDAMED, INC.

By:	/s/ Thomas M. Tefft

	Name:	Thomas M. Tefft

	Title:	President

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THESE EXHIBITS AND SCHEDULES AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

EXHIBIT A

VIDAMED ISSUED US PATENTS

Patent Number	Title	Serial Number	Filing Date	Issue Date	Docket No.	Designated Y/N
5366490 Z	MEDICAL PROBE DEVICE AND METHOD	08/172014	12/22/1993	11/22/1994	10821.02	Y
5370675 Z	MEDICAL PROBE DEVICE AND METHOD	08/012370	2/2/1993	12/6/1994	10821.01	Y
5385544 Z	BPH ABLATION METHOD AND APPARATUS	08/061072	5/14/1993	1/31/1995	11001.00	Y
5409453	STEERABLE MEDICAL PROBE WITH STYLETS	08/109190	8/19/1993	4/25/1995	11002.00	Y
5421819 Z	MEDICAL PROBE WITH STYLETS	08/061647	5/13/1993	6/6/1995	11000.00	Y
5435805 Z	MEDICAL PROBE DEVICE WITH OPTIC VIEWING CAPABILITY	08/062364	5/13/1993	7/25/1995	10999.00	Y
5470308 Z	MEDICAL PROBE WITH BIOPSY STYLET	08/155975	11/19/1993	11/28/1995	11006.00	Y
5470309 Z	MEDICAL ABLATION APPARATUS UTILIZING A HEATED STYLET	08/180512	1/12/1994	11/28/1995	11010.00	Y
5531676 Z	MEDICAL PROBE DEVICE	08/313715	9/27/1994	7/2/1996	10821.24	Y
5531677 Z	STEERABLE MEDICAL PROBE WITH STYLETS	08/420304	4/11/1995	7/2/1996	11002.01	Y
5536240 Z	MEDICAL PROBE DEVICE AND METHOD	08/313719	9/27/1994	7/16/1996	10821.23	Y
5540655 Z	BPH ABLATION METHOD AND APPARATUS	08/368936	1/5/1995	7/30/1996	11001.09	Y
5542915 Z	THERMAL MAPPING CATHETER WITH ULTRASOUND PROBE	08/180511	1/12/1994	8/6/1996	11011.00	Y
5542916	DUAL-CHANNEL RF POWER DELIVERY SYSTEM	08/314190	9/28/1994	8/6/1996	10821.30	Y
5545171	ANASTOMOSIS CATHETER	08/310,684	9/22/1994	8/13/1996	11328.00	N

Patent Number	Title	Serial Number	Filing Date	Issue Date	Docket No.	Designated Y/N
5549644 Z	TRANSURETHRAL NEEDLE ABLATION DEVICE WITH CYSTOSCOPE AND METHOD FOR TREATMENT OF THE PROSTATE	08/191258	2/2/1994	8/27/1996	11033.00	Y
5554110 Z	MEDICAL ABLATION APPARATUS	08/180578	1/12/1994	9/10/1996	11012.00	Y
5556377 Z	MEDICAL PROBE APPARATUS WITH LASER AND/OR MICROWAVE MONOLITHIC INTEGRATED CIRCUIT PROBE	08/172448	12/22/1993	9/17/1996	11008.00	Y
5558673	MEDICAL PROBE DEVICE AND METHOD HAVING A FLEXIBLE RESILIENT TAPE STYLET	08/316318	9/30/1994	9/24/1996	10824.00	Y
5582589 Z	MEDICAL PROBE WITH STYLETS	08/465718	6/6/1995	12/10/1996	11000.02	Y
5588960 Z	TRANSURETHRAL NEEDLE DELIVERY DEVICE WITH CYTOSCOPE AND METHOD FOR TREATMENT OF URINARY INCONTINENCE	08/349064	12/1/1994	12/31/1996	10825.00	Y
5591125 Z	MEDICAL PROBE WITH STYLETS	08/470621	6/6/1995	1/7/1997	11000.03	Y
5599294 Z	MICROWAVE PROBE DEVICE AND METHOD	08/320848	10/7/1994	2/4/1997	11009.01	Y
5599295 Z	MEDICAL PROBE APPARATUS WITH ENHANCED RF, RESISTANCE HEATING, AND MICROWAVE ABLATION CAPABILITIES	08/555519	11/8/1995	2/4/1997	11007.01	Y
5601591	STENT FOR USE IN PROSTATIC URETHRA, APPARATUS AND PLACEMENT DEVICE FOR SAME AND METHOD	08/310976	9/23/1994	2/11/1997	10826.00	Y
5607389 Z	MEDICAL PROBE WITH BIOPSY STYLET	08/563787	11/27/1995	3/4/1997	11006.01	Y
5630794	CATHETER TIP AND METHOD OF MANUFACTURING	08/311090	9/23/1994	5/20/1997	11015.00	Y
5667488	TRANSURETHRAL NEEDLE ABLATION DEVICE AND METHOD FOR TREATMENT OF THE PROSTATE	08/377645	1/25/1995	9/16/1997	11005.00	Y
5672153	MEDICAL PROBE DEVICE AND METHOD	08/311814	9/26/1994	9/30/1997	11013.00	Y
5681277 Z	MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	08/625744	3/29/1996	10/28/1997	10999.04	Y
5685839 Z	THERMAL MAPPING CATHETER WITH ULTRASOUND PROBE	08/439191	5/11/1995	11/11/1997	11011.01	Y
5720718 Z	MEDICAL PROBE APPARATUS WITH ENHANCED RF, RESISTANCE HEATING AND MICROWAVE ABLATION CAPABILITIES	08/178176	1/6/1994	2/24/1998	11007.00	Y
5720719	ABLATIVE CATHETER WITH CONFORMABLE BODY	08/311820	9/26/1994	2/24/1998	11014.00	Y

Patent Number	Title	Serial Number	Filing Date	Issue Date	Docket No.	Designated Y/N
5749846 Z	MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	08/485802	6/7/1995	5/12/1998	10999.01	Y
5762626 Z	TRANSURETHRAL NEEDLE ABLATION DEVICE WITH CYSTOSCOPE AND METHOD FOR TREATMENT OF THE PROSTATE	08/701887	8/23/1996	6/9/1998	11003.00	Y
5800378 Z	MEDICAL PROBE DEVICE AND METHOD	08/618583	3/20/1996	9/1/1998	10821.25	Y
5807309	TRANSURETHRAL NEEDLE ABLATION DEVICE AND METHOD FOR THE TREATMENT OF THE PROSTATE	08/790094	1/29/1997	9/15/1998	11005.01	Y
5843026 Z	BPH ABLATION METHOD AND APPARATUS	08/652783	5/23/1996	12/1/1998	11001.12	Y
5848986 Z	MEDICAL PROBE WITH ELECTRODE GUIDE FOR TRANSURETHRAL ABLATION	08/667452	6/21/1996	12/15/1998	11002.07	Y
5849011	MEDICAL DEVICE WITH TRIGGER ACTUATION ASSEMBLY	08/588452	1/18/1996	12/15/1998	10827.01	Y
5865788 Z	SELF-CONTAINED POWER SUPPLY AND MONITORING STATION FOR RF TISSUE ABLATION	08/652775	5/23/1996	2/2/1999	11001.12	Y
5871481	TISSUE ABLATION APPARATUS AND METHOD	08/833982	4/11/1997	2/16/1999	10828.00	Y
5873877	MEDICAL PROBE DEVICE WITH TRANSPARENT DISTAL EXTREMITY	08/835956	4/11/1997	2/23/1999	10829.00	Y
5895370	MEDICAL PROBE WITH STYLETS	08/779421	1/7/1997	4/20/1999	11000.04	Y
5964727 Z	MEDICAL PROBE DEVICE AND METHOD	08/998044	12/24/1997	10/12/1999	10821.28	v
5964756	TRANSURETHRAL NEEDLE ABLATION DEVICE WITH REPLACEABLE STYLET CARTRIDGE	08/833984	4/11/1997	10/12/1999	11016.00	Y
6022334 Z	MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	09/062299	4/17/1998	2/8/2000	10999.02	Y
6102886 Z	STEERABLE MEDICAL PROBE WITH STYLETS	09/085313	5/27/1998	8/15/2000	11002.08	Y
6129726 Z	MEDICAL PROBE DEVICE AND METHOD	09/270946	3/17/1999	10/10/2000	10821.29	Y
6193714	MEDICAL PROBE DEVICE WITH TRANSPARENT DISTAL EXTREMITY	09/255361	2/23/1999	2/27/2001	10829.01	Y
6206847	MEDICAL PROBE WITH STYLETS	09/270811	3/17/1999	3/27/2001	11000.05	Y
6241702 Z	RADIO FREQUENCY ABLATION DEVICE FOR TREATMENT OF THE PROSTATE	09/094255	6/9/1998	6/5/2001	11003.02	Y
6419653 Z	MEDICAL PROBE DEVICE AND METHOD	09019351	02/05/1998	07/26/2002	10821.26	Y

Patent Number	Title	Serial Number	Filing Date	Issue Date	Docket No.	Designated Y/N
6464661 Z	MEDICAL PROBE WITH STYLETS	09819151	03/27/2001	10/15/2002	11000.06	Y
6514247	TRANSURETHRAL NEEDLE ABLATION DEVICE WITH ALIGNED HANDLE	09416206	10/08/1999	02/04/2003	10822.08	Y
6551300	DEVICE AND METHOD FOR DELIVERY OF TOPICALLY APPLIED LOCAL ANESTHETIC TO WALL FORMING A PASSAGE IN TISSUE	09680388	10/04/2000	04/22/2003	10835.00	Y
6607529	ELECTROSURGICAL DEVICE AND METHOD	08492272	06/19/1995	08/19/2003	10827.00	Y
6610054 Z	MEDICAL PROBE DEVICE AND METHOD	08757282	11/27/1996	08/23/2003	11039.01	Y
6638275	BIPOLAR ABLATION APPARATUS AND METHOD	09684376	10/05/2000	10/28/2003	10834.00	Y
6730079	METHOD FOR CALCULATING IMPEDANCE AND APPARATUS UTILIZING SAME		07/22/2002	05/04/2004	10988.00	Y
6814712 Z	MEDICAL PROBE DEVICE AND METHOD	08723588	10/01/1996	11/09/2004	11039.00	Y
6852091 Z	MEDICAL PROBE DEVICE AND METHOD	10124225	04/15/2002	02/08/2005	10821.27	Y
6855141	METHOD FOR MONITORING IMPEDANCE TO CONTROL POWER AND APPARATUS UTILIZING SAME	10201424	7/22/2002	02/15/2005	10989.00	Y
6887237	METHOD FOR TREATING TISSUE WITH A WET ELECTRODE AND APPARATUS FOR USING SAME	10201502	07/22/2002	05/03/2005	10990.00	Y
7041121[1]	APPARATUS FOR TREATING PROSTATE CANCER AND METHOD FOR SAME	10/356,226	1/31/2003	5/9/2006	10833.00	Y
7201731 Z	TREATMENT DEVICE WITH GUIDABLE NEEDLE	09553738	04/20/2000	04/10/2007	11002.09	Y
7387626 Z	MEDICAL PROBE AND METHOD	10/910,333	08/03/2004	06/17/2008	10821.31	Y

[1]	No record of assignment by 1 inventor- Medtronic VidaMed only joint owner

VIDAMED OUS PATENTS AND PATENT APPLICATIONS

Title	Serial Number	Filing Date	Patent Number/ Status	Issue Date	Country Name	Designated Y/N
MEDICAL PROBE DEVICE AND METHOD	P4305663.6	2/24/1993	4305663	11/23/1995	Fed. Republic of Germany	Y
MEDICAL PROBE DEVICE AND METHOD	9302052	2/23/1993	9302052	6/9/1995	France	Y
MEDICAL PROBE DEVICE AND METHOD	934905	8/12/1993	189964	10/1/1998	Mexico	N
MEDICAL PROBE DEVICE AND METHOD	93919928.7	8/11/1993	69301143	12/27/1995	Fed. Republic of Germany	Y
MEDICAL PROBE DEVICE AND METHOD	93919928.7	8/11/1993	611314	12/27/1995	European Patent Office	Y
MEDICAL PROBE DEVICE AND METHOD	93919928.7	8/11/1993	611314	12/27/1995	France	Y
MEDICAL PROBE DEVICE AND METHOD	94110579.3	8/11/1993	69325164	6/2/1999	Fed. Republic of Germany	Y
MEDICAL PROBE DEVICE AND METHOD	94110579.3	8/11/1993	629382	6/2/1999	European Patent Office	Y
MEDICAL PROBE DEVICE AND METHOD	94110579.3	8/11/1993	629382	6/2/1999	France	Y
MEDICAL PROBE DEVICE AND METHOD	98120374.8	8/11/1993	0893101	4/7/2004	European Patent Office	Y
MEDICAL PROBE DEVICE AND METHOD	98120374.8	8/11/1993	0893101	4/7/2004	France	Y
MEDICAL PROBE DEVICE AND METHOD	98120374.8	8/11/1993	69333480	4/7/2004	Germany	Y
TRANSURETHRAL NEEDLE ABLATION DEVICE WITH REPLACEABLE STYLET CARTRIDGE	98915456.2	4/8/1998	1006909	1/24/2007	European Patent Office	Y
TRANSURETHRAL NEEDLE ABLATION DEVICE WITH REPLACEABLE STYLET CARTRIDGE	98915456.2	4/8/1998	1006909	1/24/2007	France	Y
TRANSURETHRAL NEEDLE ABLATION DEVICE WITH REPLACEABLE STYLET CARTRIDGE	98915456.2	4/8/1998	1006909	1/24/2007	Germany	N
TRANSURETHRAL NEEDLE ABLATION DEVICE WITH REPLACEABLE STYLET CARTRIDGE	500177	4/8/1998	500177	7/12/2001	New Zealand	N
TRANSURETHRAL NEEDLE DELIVERY DEVICE WITH CYSTOSCOPE AND METHOD FOR TREATMENT OF URINARY INCONTINENCE	95942935.8	11/30/1995	0797409	06/16/2004	European Patent Office	Y
TRANSURETHRAL NEEDLE DELIVERY DEVICE WITH CYSTOSCOPE AND METHOD FOR TREATMENT OF URINARY INCONTINENCE	95942935.8	11/30/1995	0797409	06/16/2004	France	Y
TRANSURETHRAL NEEDLE DELIVERY DEVICE WITH	95942935.8	11/30/1995	0797409	06/16/2004	Germany	N

Title	Serial Number	Filing Date	Patent Number/ Status	Issue Date	Country Name	Designated Y/N
CYSTOSCOPE AND METHOD FOR TREATMENT OF URINARY INCONTINENCE
ELECTROSURGICAL DEVICE WITH TRIGGER ACTUATION ASSEMBLY AND METHOD	96921652.2	6/17/1996	0833591	11/05/2003	European Patent Office	Y
ELECTROSURGICAL DEVICE WITH TRIGGER ACTUATION ASSEMBLY AND METHOD	96921652.2	6/17/1996	0833591	11/05/2003	France	Y
ELECTROSURGICAL DEVICE WITH TRIGGER ACTUATION ASSEMBLY AND METHOD	96921652.2	6/17/1996	0833591	11/05/2003	Germany	Y
BIPOLAR ABLATION APPARATUS AND METHOD	90124559	10/4/2001	165512	03/06/2003	Taiwan	N
BIPOLAR ABLATION APPARATUS AND METHOD	01977536.0	10/5/2001	1324712	01/02/2009	European Patent Office	Y
BIPOLAR ABLATION APPARATUS AND METHOD	01977536.0	10/5/2001	1324712	01/02/2009	Germany	N
BIPOLAR ABLATION APPARATUS AND METHOD	01977536.0	10/5/2001	1324712	01/02/2009	France	Y
DEVICE AND METHOD FOR DELIVERY OF TOPICALLY APPLIED LOCAL ANESTHETIC TO WALL FORMING A PASSAGE IN TISSUE	01977579.0	10/4/2001	Pending		European Patent Office	Y
METHOD FOR TREATING TISSUE WITH A WET ELECTRODE AND APPARATUS USING SAME	03765898.6	07/22/2003	Pending Abandoned		European Patent Office	To Be Allowed to go abandoned, divisional application filed
METHOD FOR TREATING TISSUE WITH A WET ELECTRODE AND APPARATUS USING SAME	11163675.9		Pending		European Patent Office	Not yet published-
MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	P4416902.7	5/13/1994	4416902	11/30/2005	Fed. Republic of Germany	Y
MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	9405852	5/11/1994	2705242	11/10/1995	France	Y
MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	94303422.3	5/12/1994	69423826.0	4/5/2000	Fed. Republic of Germany	Y
MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	94303422.3	5/12/1994	0637436	4/5/2000	European Patent Office	Y
MEDICAL PROBE DEVICE WITH OPTICAL VIEWING CAPABILITY	94303422.3	5/12/1994	0637436	4/5/2000	France	Y
MEDICAL PROBE DEVICE	P4416840.3	5/13/1994	P4416840	8/4/2005	Germany	Y
MEDICAL PROBE WITH STYLETS	94303423.1	5/12/1994	69423814.7	04/05/2000	Fed. Republic of Germany	Y
MEDICAL PROBE WITH STYLETS	94303423.1	5/12/1994	0628288	04/05/2000	Europe	Y
MEDICAL PROBE WITH STYLETS	94303423.1	5/12/1994	0628288	04/05/2000	France	Y
MEDICAL PROBE DEVICE	9405851	5/11/1994	2705241	1/12/1996	France	Y
MEDICAL PROBE DEVICE	943536	5/12/1994	19740	08/07/2000	Mexico	N

Title	Serial Number	Filing Date	Patent Number/ Status	Issue Date	Country Name	Designated Y/N
MEDICAL PROBE DEVICE	83106245	7/8/1994	74351	2/23/1996	Taiwan	N
BPH ABLATION METHOD AND APPARATUS	94917334.8	5/13/1994	0697837	12/04/2002	European Patent Office	Y
BPH ABLATION METHOD AND APPARATUS	94917334.8	5/13/1994	0697837	12/04/2002	France	Y
BPH ABLATION METHOD AND APPARATUS	94917334.8	5/13/1994	0697837	12/04/2002	Germany	Y
BPH ABLATION METHOD AND APPARATUS	705153/95	5/13/1994	181538	12/8/1998	Korea (South)	N
STEERABLE MEDICAL PROBE WITH STYLETS	P4423228.4	7/1/1994	4423228	12/03/2009	Fed. Republic of Germany	N
STEERABLE MEDICAL PROBE WITH STYLETS	94305088.0	7/12/1994	69417206.5	3/17/1999	Fed. Republic of Germany	N
STEERABLE MEDICAL PROBE WITH STYLETS	94305088.0	7/12/1994	667126	3/17/1999	European Patent Office	Y
STEERABLE MEDICAL PROBE WITH STYLETS	94305088.0	7/12/1994	667126	3/17/1999	France	Y
STEERABLE MEDICAL PROBE WITH STYLETS	9409822	8/8/1994	9409822	8/8/1994	France	Y
TRANSURETHRAL NEEDLE ABLATION DEVICE WITH CYSTOSCOPE AND METHOD FOR TREATMENT OF THE PROSTATE	P4423216.0	7/1/1994	4423216.0-09	11/02/2006	Fed. Republic of Germany	Y
TRANSURETHRAL NEEDLE ABLATION DEVICE WITH CYSTOSCOPE AND METHOD FOR TREATMENT OF THE PROSTATE	9409823	8/8/1994	94/09823	5/30/1997	France	Y
MEDICAL PROBE WITH BIOPSY STYLET	95902568.5	11/21/1994	0729321	5/19/2004	European Patent Office	Y
MEDICAL PROBE WITH BIOPSY STYLET	95902568.5	11/21/1994	0729321	5/19/2004	France	Y
MEDICAL PROBE WITH BIOPSY STYLET	95902568.5	11/21/1994	0729321	5/19/2004	Germany	N

The patents identified above with a “Z” are subject to the [* * *] Agreement and a [* * *] for use in the treatment of cancers of the lower urinary tract and prostate.

EXHIBIT A (PART 2)

MEDTRONIC, INC. PORTFOLIO

ISSUED US PATENTS

Patent Number	Title	Serial Number	Filing Date	Issue Date	Docket No.	Designated Y/N
D551769	Multiple Therapy Delivery Platform Device	29/230,443	5/20/2005	9/25/2007	23125.01	Y

D560280	Multiple Therapy Delivery Platform Device	29/289,391	7/18/2007	1/22/2008	23125.04	Y

D582038	Transurethral Needle Ablation System	29/283,812	8/02/2007	12/02/2008	11523.06	Y

7066935	Ion Eluting Tuna Device	10/836,467	4/30/2004	6/27/2006	11792.00	Y

7238182	Device and Method for Transurethral Prostate Treatment	10/423,393	4/25/2003	7/3/2007	11339.00	Y
7261709	Transurethral Needle Ablation System with Automatic Needle Retraction	10/964,548	10/13/2004	8/28/2007	11523.01	Y
7261710	Transurethral Needle Ablation system	10/964,551	10/13/2004	8/28/2007	11523.02	Y

7335197	Transurethral Needle Ablation System with Flexible Catheter Tip	10/963,971	10/13/2004	2/26/2008	11523.03	Y
7322974	TUNA Device with Integrated Saline Reservoir	10/915,310	8/10/2004	1/29/2008	11791.00	Y
7340300	Neurostimulation Delivery During Transurethral Prostate Treatment	10/424,118	4/25/2003	3/04/2008	11133.00	Y
7797049	Neurostimulation Delivery During Transurethral Prostate Treatment	11/966,024	12/28/2007	9/14/2010	11133.01	Y
7896871	Impedance Computation for Ablation Therapy	11/694,526	3/30/2007	3/01/2011	24160.01	Y

MEDTRONIC, INC. PORTFOLIO

PENDING PATENT APPLICATIONS

Publication Number	Title	Serial Number	Filing Date	Docket No.	Designated Y/N	Est. FY11 cost
US 2008-0021445 A1	Transurethral Needle Ablation System	11/833,107	8/2/2007	11523.05		Y
US 2008-0262491 A1	TUNA Device with Integrated Saline Reservoir	11/573,417	8/10/2005	11791.02		Y
US 2008-0077125 A1	TUNA Device with Integrated Saline Reservoir	11/950,751	12/5/2007	11791.04		Y
US 2008-0312497 A1	Distal Viewing Window of a Medical Catheter	11/818,391	6/14/2007	26218.00		Y
US 2008-0269737 A1	Fluid Sensor for Ablation Therapy	11/789,996	4/26/2007	25239.00		Y
US 2007-0179491 A1	Sensing Needle for Ablation Therapy	11/343,921	1/31/2006	23871.00		Y
US 2007-0077827 A1	Sliding Lock Device	11/241,825	9/30/2005	23281.00		Y
US 2008-0269862 A1	Extension and Retraction Mechanism for a Hand-Held Device	11/799,115	4/30/2007	26983.00		Y
US 2008-0082145 A1	User Interface for Ablation Therapy	11/787,211	4/13/2007	26474.01		Y
US 2008-0275440 A1	Post-Ablation Verification of Lesion Size	11/799,785	5/03/2007	25758.00		Y
US 2011-0060328 A1	Portable Therapy Delivery Device With Fluid Delivery	12/938,829	11/03/2010	25552.01		Y
US 2011-0130755	Impedance Computation for Ablation Therapy	13/022,015		24160.06		Y

MEDTRONIC OUS PATENTS AND PATENT APPLICATIONS

Title	Serial Number	Filing Date	Patent Number/ Status	Issue Date	Country Name	Docket No.	Designated Y/N
Device and Method for Transurethral Prostate Treatment	102004019764.4	4/23/2004	Pending		Fed. Republic of Germany	11339.01	Y
Device and Method for Transurethral Prostate Treatment	0404405	4/26/2004	2854053 Granted	6/2/2006	France	11339.02	Y
TUNA Device with Integrated Saline Reservoir	05784963.0	8/10/2005	Granted 1793758	12/22/2010	European Patent Office	11791.03	Y
TUNA Device with Integrated Saline Reservoir			1793758		France	11791.06	Y
TUNA Device with Integrated Saline Reservoir			1793758		Germany	11791.05	N
Multiple Therapy Delivery Platform Device (User Interface for a Portable Therapy Delivery Device)	06770875.0	5/19/2006	Granted 1901672	12/30/2009	European Patent Office	23125.05	Y
Multiple Therapy Delivery Platform Device			1901672		France	23125.05	Y
Multiple Therapy Delivery Platform Device			1901672		Germany	23125.05	N
Sensing Needle for Ablation Therapy	07710358.8	1/29/2007	Pending		European Patent Office	23871	Y
Extension and Retraction Mechanism for a Hand-Held Device	08743488.2	2/18/2008	Pending		European Patent Office	26983	Y
User Interface for Ablation Therapy	07841799.5	9/4/2007	Pending		European Patent Office	26474	Y
Impedance Computation for Ablation Therapy	08713476.3	1/3/2008	Granted 2131772	10/13/2010	European Patent Office	24160.03	Y
Impedance Computation for Ablation Therapy	08713476.3	1/3/2008	Granted 2131772	10/13/2010	Germany	24160.04	Y
Impedance Computation for Ablation Therapy	08713476.3	1/3/2008	Granted 2131772	10/13/2010	France	24160.05	Y

EXHIBIT B

TRADEMARKS

MEDTRONIC TRADEMARK REGISTRATIONS/APPLICATIONS

Trademark Name	Serial Number	Status	Registration #	Designated Y/N
PROSTIVA United States of America	78/592353	Registered – 12/5/06	3181815	Y
PROSTIVA Argentina	2590312	Registered – 9/13/06	2113280	N
PROSTIVA Australia	1054917	Registered – 1/27/06	1054917	Y
PROSTIVA Bahrain	44593	Registered – 6/12/05	44593	N
PROSTIVA Brazil	827501196	Registered – 6/17/08	827501196	Y
PROSTIVA Canada	1257887	Registered – 9/27/07	697468	Y
PROSTIVA European Community	004456224	Registered - 6/16/06	004456224	Y
PROSTIVA Hong Kong	300419508	Registered – 5/12/05	300419508	N
PROSTIVA Indonesia	D002005004545	Registered – 4/25/07		N
PROSTIVA Japan	40906/2005	Registered – 1/6/06	4919305	N
PROSTIVA Korea, Republic of	40-2005-26917	Registered – 7/31/06	40-672342	N
PROSTIVA Kuwait	71441	Registered – 5/17/06	59218	N
PROSTIVA Malaysia	2005/08101	Registered – 6/16/07	05008101	N
PROSTIVA Mexico	795374	Registered - 11/21/07	1012365	N
PROSTIVA Pakistan	210170	Registered – 3/22/05	210170	N
PROSTIVA Peru	241772	Registered – 10/24/05	00109660	N
PROSTIVA Puerto Rico	---	Registered – 8/4/06	65956	Y
PROSTIVA Saudi Arabia	97874	Registered – 11/9/06	870/37	N
PROSTIVA Singapore	T05/07865G	Registered – 5/12/05	T05/07865G	N
PROSTIVA Taiwan	094022256	Registered – 1/1/06	1189290	N
PROSTIVA Thailand	590597	Registered – 5/18/05	233509	N
PROSTIVA United Arab Emirates	71481	Registered – 3/6/06	60571	N
PROSTIVA Viet Nam	4-2005-07004	Registered – 8/7/07	85629	N

Trademark Registrations Owned by Medtronic VidaMed, Inc.

Trademark Name/Country	Status	Registration/ Serial #	Registration Date	Designated Y/N
TUNA/United States	Registered	1947191	1/9/1996	Y
TUNA/ Australia	Registered	617759	12/3/1993	Y
TUNA/ Brazil	Registered	817906002	3/5/1996	Y
TUNA/ Canada	Registered	473216	3/20/1997	Y
TUNA/ China (Peoples Republic)	Registered	994503	4/28/1997	Y
TUNA/ Colombia	Registered	173484	1/26/1995	N
TUNA/ Denmark	Registered	1994 8375 VR	12/2/1994	N
TUNA/ Ecuador	Registered	1568	11/10/1995	N
TUNA/ European community	Registered	000077214	7/9/2001	Y
TUNA/ Finland	Registered	135059	12/5/1994	Y
TUNA/ Germany	Registered	2908330	6/28/1995	Y
TUNA/ Greece	Registered	119974	9/17/1996	N
TUNA/ Italy	Registered	678769	5/17/1996	Y
TUNA/ Japan	Registered	3280329	4/11/1997	N
TUNA/ Korea, Republic of	Registered	309977	3/20/1995	N
TUNA/ Mexico	Registered	548457	5/16/1997	N
TUNA/ Norway	Registered	167946	5/24/1995	Y
TUNA/ Peru	Registered	011778	11/28/1994	N
TUNA/ Russian Federation	Registered	135260	12/15/1995	Y
TUNA/ South Africa	Registered	93/11492	12/3/1993	N
TUNA/ Spain	Registered	1793272	5/3/1996	Y
TUNA/ Sweden	Registered	262136	11/25/1994	Y
TUNA/ Taiwan	Registered	672798	3/1/1995	N
TUNA/ United Kingdom	Registered	1555466	12/9/1994	Y
TUNA/ Venezuela	Registered	P185698	2/9/1996	N
Miscellaneous (V) Design/ Canada	Registered	535899	10/26/2000	N
VIDAMED and Design/Australia	Registered	617757	4/19/1996	N
VIDAMED and Design/ Canada	Registered	472602	3/13/1997	N
VIDAMED and Design/ Denmark	Registered	1994793VR	2/4/1994	N
VIDAMED and Design/ Germany	Registered	2908329	6/28/1995	N
VIDAMED and Design/ Greece	Registered	119973	9/17/1996	N
VIDAMED and Design/Italy	Registered	678770	5/17/1996	N
VIDAMED and Design/ So. Africa	Registered	93/11490	12/3/1993	N
VIDAMED and Design/ U.K.	Registered	1555468	8/4/1995	N
VIDAMED/ Australia	Registered	617758	4/16/1996	N
VIDAMED/ Canada	Registered	473217	3/20/1997	N
VIDAMED/ Denmark	Registered	079494	2/4/1994	N
VIDAMED/ Germany	Registered	2908331	6/28/1995	N
VIDAMED/ Italy	Registered	678770	5/17/1996	N
VIDAMED/ So. Africa	Registered	93/11491	12/3/1993	N
VIDAMED/ U.K.	Registered	1555467	2/17/1995	N

EXHIBIT C

OTHER INTELLECTUAL PROPERTY

Copyright rights in the content Owned and Controlled by Medtronic or its Affiliates in the marketing and sales materials delivered to Urologix pursuant to the TSSA to the extent the content relates solely to the Products or Prostiva Business, provided, however, information about any individual or patient, including the use of their name, photographic likeness, date of birth, sex, occupation, nationality or health information (“Personal Data”) is not “Other Intellectual Property”.

Copyright rights and other intellectual property rights Owned and Controlled by Medtronic or its Affiliates in the following domain names:

Vidamed.com
Prostiva.com
Takecontrolofyourflow.com
Getoffyourmeds.com
Getoutofthebathroom.com
Beat-bph.com
Bphtreatment.com
Helpmyprostate.com

Copyright rights in the Product-related website content Owned and Controlled by Medtronic or its Affiliates found on Medtronic’s website, www.medtronic.com and the above-identified websites.

Copyright rights and trade secret rights in the content Owned and Controlled by Medtronic or its Affiliates in the documents and electronic files provided to Urologix by Medtronic as part of the Quality Transition Services of the TSSA to the extent such content relates solely to the Product or the Prostiva Business.

Copyright rights and trade secret rights in the content Owned and Controlled by Medtronic or its Affiliates in documents, electronic files, and training provided to Urologix by Medtronic as part of the Product-Level Continuation Engineering Support Services of the TSSA to the extent such content relates solely to the Product or the Prostiva Business.

Copyright rights and trade secret rights within the intellectual rights Owned and Controlled by Medtronic that relate solely to the manufacture, use, or sale of the Prostiva Generator, including the Prostiva therapy application software as used in the Prostiva Generator on the Effective Date and the date of Regulatory Transfer.

Rights to Adobe FrameMaker, Word, 3D cad, Excel or other software programs that may be incorporated in such electronic files are not “Other Intellectual Property” and no license or sublicense to such software is being granted to Urologix pursuant to this Agreement.

EXHIBIT D

LICENSED-IN INTELLECTUAL PROPERTY RIGHTS

[* * *]

EXHIBIT E

PRODUCTS

Prostiva RF Therapy Kit (Model 8929)
Prostiva RF Therapy Telescope (Model 8099, 8099TU and 8099TU15)
Prostiva RF Therapy Generator (Model 8930001 and 8930002)
Remote Footswitch (Model 60883)

EXHIBIT F

“MATERIAL” COUNTRIES OF THE TERRITORY

[* * *]

EXHIBIT G

OTHER MEDTRONIC BUSINESS INTELLECTUAL PROPERTY

1.

Copyright rights in the content Owned and Controlled by Medtronic or its Affiliates in the marketing and sales materials delivered to Urologix pursuant to the TSSA, to the extent the content relates does not relate solely to the Products or Prostiva Business but is used in connection with the manufacture or sale of the Products or otherwise used in connection with the Prostiva Business; provided, however, information about any individual or patient, including the use of their name, photographic likeness, date of birth, sex, occupation, nationality or health information (“Personal Data”) is not “Other Medtronic Business Intellectual Property.”

2.

Copyright rights and trade secret rights in the content Owned and Controlled by Medtronic or its Affiliates in the documents and electronic files provided to Urologix by Medtronic as part of the Quality Transition Services of the TSSA, to the extent such content does not relate solely to the Products or Prostiva Business but is used in connection with the manufacture or sale of the Products or otherwise used in connection with the Prostiva Business.

3.

Copyright rights and trade secret rights in the content owned and controlled by Medtronic or its Affiliates in documents, electronic files, and training provided to Urologix by Medtronic as part of the Product-Level Continuation Engineering Support Services of the TSSA, to the extent such content does not relate solely to the Products or Prostiva Business but is used in connection with the manufacture or sale of the Products or otherwise used in connection with the Prostiva Business.

4.

Copyright rights and trade secret rights within the intellectual rights Owned and Controlled by Medtronic that do not relate solely to the manufacture, use, or sale of the Prostiva Generator, but that are used in connection with the manufacture, use, or sale of the Prostiva Generator, other than the Medtronic Bovie Generator Intellectual Property.

5.	Rights in the Medtronic Bovie Generator Intellectual Property.

Rights to Adobe FrameMaker, Word, 3D cad, Excel or other software programs that may be incorporated in such electronic files are not “Other Medtronic Business Intellectual Property” and no license or sublicense to such software is being granted to Urologix pursuant to this Agreement.

EXHIBIT H

WET ELECTRODE PLATFORM IMPROVEMENT

[* * *]

Schedule 5.1.1(l)

[* * *]